Exhibit 2.1

ASSET PURCHASE AGREEMENT

AGREEMENT, dated this 31ST day of July, 2006, by and between CONAGRA FOODS PACKAGED FOODS COMPANY, INC., a Delaware corporation (“Seller”), and SMITHFIELD FOODS, INC., a Virginia corporation (“Buyer”).

RECITALS:

(a)	Seller is engaged in the production, distribution and sale of certain refrigerated meat products (the “Products”) under the brands listed on Exhibit “A” (the “Brands”) from (i) the Dedicated Locations (as defined in Section 1.1 below), which locations are used exclusively in such operations, and (ii) the Shared Locations (as defined in Section 1.1 below), which locations are used in such operations but are primarily utilized in Seller’s retained operations (the “Business”).

(b)	The “Products”, as defined and used herein, do not include pre-cooked breakfast sausage products, including Brown ’N Serve, or any products sold by Seller under the Hebrew National name. The “Brands”, as defined and used herein, do not include Healthy Choice, but the Products and the Business include the processed meat products currently sold under the Healthy Choice brand.

(c)	Seller desires to sell the Business to Buyer and Buyer desires to purchase the Business from Seller, all on the terms and conditions contained herein.

AGREEMENT:

In consideration of the foregoing recitals and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.	Definitions.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” shall mean this Agreement.

“Buyer Common Stock” shall mean that number of shares of common stock, $.50 par value (and associated rights to purchase shares of Series A junior participating preferred stock) equal to the quotient of $100,000,000 divided by the average of the per share last sales prices, regular way (rounded to four decimal points), of Buyer common stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the five consecutive trading days immediately prior to the third business day before the Closing Date, such quotient to be rounded to the closest whole number of shares.

“Closing Working Capital Amount” shall mean the value of the Current Assets, less the amount of all accrued expenses which relate to the Business, all as of the Effective Time, determined and calculated in accordance with Section 7 hereof.

“ConAgra” shall mean ConAgra Foods, Inc.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated June 13, 2006, between ConAgra and Buyer.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“CPI” shall mean ConAgra Panama, Inc., a Kentucky corporation.

“Crated Equipment” shall mean that certain equipment of Seller listed on Exhibit “F”.

“Crated Equipment Proceeds” shall mean the net after-tax proceeds received by Seller from the sale of any or all of the Crated Equipment prior to Closing.

“Current Assets” shall mean the Inventory and the Prepaids.

“Dedicated Leased Locations” shall mean the locations leased by Seller and listed on Exhibit “B”.

“Dedicated Locations” shall mean, collectively, the Dedicated Leased Locations and the Dedicated Owned Locations.

“Dedicated Owned Locations” shall mean the locations owned by Seller and listed on Exhibit “C”.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Facility” shall mean (i) any facility located on any Owned Real Property or (ii) any facility (which, for the avoidance of doubt, shall include farms and other leased property and real estate) subject to a lease set forth on Exhibit 2.13.

“GAAP” shall mean United States generally accepted accounting principles applied in a manner consistent with the accounting principles used in the preparation of, and reflected in, the Financial Information.

“NYSE” shall mean The New York Stock Exchange.

“Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, other entity or Governmental Authority.

“Pilgrim’s Pride Supply Agreement” shall mean the ConAgra Supply Agreement, dated November 23, 2003, between ConAgra and Pilgrim’s Pride Corporation, as amended through the date hereof.

“Quincy Plant” shall mean the non-kosher production plant located at Quincy, Michigan more particularly described on Exhibit “D”.

“R&D Equipment” shall mean that equipment listed on Exhibit “G”.

“Restricted Activity” shall mean (i) the growing or slaughtering of chickens, (ii) an integrated chicken operation that grows, slaughters and processes chickens, (iii) the sale of fresh chicken, or (iv) the sale of fresh frozen chicken (whole or parts) that has not been further processed.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shared Locations” shall mean the locations listed on Exhibit “E”.

“Swift Preferred Supplier Agreement” shall mean the Preferred Supplier Agreement, dated September 19, 2002, between ConAgra and Swift & Company.

1.2	Other Defined Terms. The following terms shall have the meanings given to such terms in the Sections indicated below.

Term	Section
Applicable Accounting Principles	7.1(a)
Arbitrator	7.1(b)
Armour Trademark License Agreement	6.1.9
Armour Transition License Agreement	6.1.12
Assets	2
Assignment and Assumption Agreement	6.1.2
Assumed Environmental Liabilities	16.1
Assumed Liabilities	5.1
Base Amount	5.3
Brands	recital (a)
Business	recital (a)
Business Employees	8.1
Butterball Trademark License Agreement	6.1.11
Buyer’s 125 Plan	8.13
Closing	6
Closing Date	6
Closing Payment	5.5
Code	5.6
ConAgra Pension Plans	8.5
Contracts	2.14
Deposit	5.2
Disclosure Schedule	9
DSD Supply Agreement	6.1.13
Effective Time	6
Environmental Permits	9.15(a)
ERISA	8.3
Estimated Working Capital Amount	5.4
Excluded Assets	3
Financial Information	9.7(a)

Finished Product Supply Agreement	6.1.8
Fixed Assets	2.3
Guarantees	11.6
Healthy Choice Transition License Agreement	6.1.10
Hired Employees	8.1
HSR Act	9.4
Indemnitee	16.3(a)
Indemnitor	16.3(a)
Ingredients Supply Agreement	6.1.7
Intellectual Property	2.7
Intellectual Property Right	9.11
Inventory	2.2
Liens	2
Long-Term Leave Employee	8.1
Losses	16.1
Material Adverse Change	13.4
Material Closing Documents	13.5
Material Contracts	2.13
Material Event	11.15.4
Names	11.3
Notice of Claim	16.3(b)
Objection Notice	7.1(b)
Objection Period	7.1(b)
Owned Real Estate	2.1
Patent License Agreement	6.1.14
Permits	2.5
Permitted Liens	2
Pilgrim’s Assignment Agreement	6.1.15
Pilgrim’s Consent	6.1.15
Prepaids	2.6
Pre-Closing Contingent Liabilities	4
Prevailing Rate	7.2
Products	recital (a)
Prospectus	11.15.1
Purchase Price	5.3
Records	11.8
Registrable Shares	11.15.1
Registration Period	11.15.2
Reimbursement Accounts	8.13
Retained Accrued Expenses	4
Retained Employee Liabilities	4
Retained Known Liabilities	4
Retained Payables	4
Retained Taxes	4
Retention Agreements	8.12
Retention Term	11.8
Sales, General and Administrative Property	2.4
Seller 401(k) Plans	8.6
Seller Required Consents	9.4
Seller’s 125 Plan	8.13
Seller’s knowledge	20.12
Settlement Date	7.2

Shelf Registration Statement	11.15.1
Short-Term Leave Employees	8.1
Statement of Net Working Capital	7.1(a)
Suspension Period	11.15.4
Swift Assignment Agreement	6.1.3
Swift Consent	6.1.3
Taxes	9.10
Tax Returns	9.10
Third Party Claims	16.3(c)
Trademarks	2.7
Transfer Taxes	18
Transition Services Agreement	6.1.5
Union Pension Plans	8.15.1(a)
WARN Act	8.11

2. Sale of Assets and Assignment of Contracts. Subject to the terms and conditions contained herein, at Closing Seller shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges or security interests (“Liens”), except for those mortgages, liens, encumbrances, charges, claims, restrictions, pledges or security interests listed on Exhibit 2 (collectively, the “Permitted Liens”), all of Seller’s right, title and interest in and to the following assets (the assets identified in subsections 2.1 through 2.12, inclusive, being collectively the “Assets”):

2.1	Owned Real Estate. The real property owned by Seller as legally described on Exhibit 2.1, together with all structures and improvements, easements, rights of way and other appurtenances situated thereon (collectively, the “Owned Real Estate”).

2.2	Inventories. All raw materials, work-in-process, finished goods, packaging materials and spare-parts inventories, wherever located, that relate to the Business and which are owned by Seller as of the Closing Date (the “Inventory”).

2.3	Fixed Assets. All (a) furniture, equipment, machinery, vehicles, computer hardware and other fixed assets owned by Seller as of the Closing Date and (i) located at the Dedicated Locations, (ii) located at a Shared Location and listed on Exhibit 2.3(a), or (iii) located with a co-packer and listed on Exhibit 2.3(b); (b) Crated Equipment that has not been sold as of Closing, and (c) R&D Equipment (collectively, the “Fixed Assets”).

2.4	Sales, General and Administrative Property. All books, records and other sales, general and administrative assets owned by Seller and relating primarily to the Business as of the Closing Date (the “Sales, General and Administrative Property”).

2.5	Licenses and Permits. All licenses, permits and governmental authorizations, registrations and approvals, whether federal, state or local, which relate primarily to the Business or the Dedicated Locations (the “Permits”) and which are transferable by their respective terms to Buyer, including, without limitation, the Permits listed on Exhibit 2.5.

2.6	Prepaids. All prepaid expenses that relate primarily to the Business and which exist as of the Closing Date (the “Prepaids”).

2.7	Trademarks; Intangibles. To the extent used primarily by Seller in the conduct of the Business: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos and trade names together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including, to the extent relating exclusively to the Business, research and development, know-how, formulas, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all of Seller’s rights in and to the computer software (including data and related documentation) listed on Exhibit 2.7, and (vi) all copies and tangible embodiments of the items referred to in subparts (i) through (v) above (in whatever form or medium), including, without limitation, the intellectual property listed on Exhibit 2.7 attached hereto, but excluding the intellectual property specifically listed on Exhibit 3 as an Excluded Asset (collectively, the “Intellectual Property”). Exhibit 2.7 sets forth separately a listing of all trademarks included as part of the Intellectual Property of which Seller, or an Affiliate thereof, is the exclusive owner, identifying the related registration (“Trademarks”).

2.8	Telephone Numbers. All telephone and facsimile numbers that relate exclusively to the Business to the extent transferable to Buyer.

2.9	Domain Names. Subject to Section 11.7, the domain names listed on Exhibit 2.9, together with all related website content and all user information and data associated with such websites, to the extent related exclusively to the Business.

2.10	UPC Codes. UPC codes which are listed on Exhibit 2.10, subject to any rights held by any third parties for which the Business has manufactured private label products.

2.11	Bank Accounts. All bank accounts which relate exclusively to the Business, provided that all cash and cash equivalents related thereto shall be retained by Seller.

2.12	Quincy Personal Property. All production equipment and other personal property owned by Seller as of the Closing Date and located in the Quincy Plant.

2.13	Contracts. Subject to the terms and conditions of this Agreement, at Closing Seller shall assign to Buyer, and Buyer shall assume from Seller, all rights and obligations accruing from and after the Effective Time under those leases, contracts, purchase and sale orders, licenses, union contracts, and other agreements, to the extent relating to the Business as of the Effective Time, that are specifically listed on Exhibit 2.13 (collectively, the “Contracts”), including, without limitation, those Contracts that (i) have a remaining term of more than one (1) year from the date hereof that may not be terminated by the Business without penalty on less than sixty (60) days notice, or (ii) that involve amounts, other than for the purchase and sale of goods in the ordinary course of business, of more than $50,000 (“Material Contracts”). Immediately prior to Closing, the parties shall prepare an updated Exhibit 2.13 to include any additional Contracts entered into by Seller after the date hereof as permitted by Section 11.1.1 hereof.

3. Excluded Assets and Operations. Buyer shall not purchase those assets set forth on Exhibit 3 or any other assets or rights of Seller or its Affiliates other than the Assets and

Contracts (the “Excluded Assets”), nor shall Buyer assume any contract or agreement other than the Contracts. For purposes of clarity, Buyer acknowledges that:

(a)	Pre-cooked breakfast sausage products, including Brown ‘N Serve and retail private label, together with associated brand names, logos and trade dress, will be retained by Seller.

(b)	The Hebrew National business, brand names, logos and trade dress will be retained by Seller.

(c)	The Healthy Choice business, brand names, logos and trade dress will be retained by Seller, provided that the Products and Business include the processed meat products and business currently sold under the Healthy Choice brand.

(d)	Seller’s Marshall, Missouri facility will be retained by Seller, provided that the equipment comprising the production line used for the production of LunchMakers Products, and more particularly described on Exhibit 3(d), will be included in the Assets.

(e)	Seller will retain certain items associated with functions shared by the Business and operations to be retained by Seller, consisting of:

(i) all product quality and development facilities and assets located outside of a Dedicated Location or a Shared Location, including, without limitation, Seller’s Omaha, Nebraska research and development facility; provided, however, that the research and development employees listed on Exhibit 3(e)(i) and the R&D Equipment are included as Assets and Business Employees;

(ii) Seller’s sales force; provided, however, that the sales employees listed on Exhibit 3(e)(ii) are included as Business Employees; and

(iii) Seller’s Omaha, Nebraska enterprise customer service operations, financial service center operations and information technology service center.

(f)	Seller will retain rights to the Butterball trademark for use on soups and broths pursuant to the Butterball Trademark License Agreement.

(g)	Seller will retain rights to the Armour trademark for use in Seller’s lard and related businesses pursuant to the Armour Trademark License Agreement.

(h)	Certain patents utilized by Seller’s retained operations are also utilized by the Business. Such patents, as identified on Exhibit 3(h), will be retained by Seller, with Buyer to be granted a perpetual, royalty free license with respect thereto pursuant to the Patent License Agreement.

(i)	Seller’s Quincy, Michigan facilities will be retained by Seller, provided that the production equipment located in the Quincy Plant, and more particularly described on Exhibit 3(i), will be included in the Assets.

4. Excluded Liabilities. Except as specifically set forth in this Agreement or in other documents or instruments required hereby, and except as specifically set forth herein with respect to the performance by Buyer of its obligations arising hereunder or under the Contracts and relating to periods from and after the Effective Time, Buyer does not and will not assume (i) trade accounts payable, and debt for borrowed money existing as of the Effective Time (“Retained Payables”), (ii) accrued expenses existing as of the Effective Time but not reflected in the Closing Working Capital Amount (“Retained Accrued Expenses”); (iii) liability for Taxes (as defined below) except for (A) Taxes, if any, reflected in the Closing Working Capital Amount, (B) Taxes, if any, governed by the Contracts assumed by Buyer and relating to periods from and after the Effective Time, and (C) Buyer’s obligations under Section 17, with respect to prorated property taxes and similar items, and Section 18, with respect to payment of one-half of the Transfer Taxes (as defined in such section) (“Retained Taxes”); (iv) liabilities specifically retained by Seller or Seller’s employee benefit plans pursuant to Section 8 below (“Retained Employee Liabilities”); (iv) any liability or obligation of any kind of Seller arising from the matters listed on Exhibit 4(a) (“Retained Known Liabilities”); and (v) any liability or obligation of any kind arising from the pre-Closing (A) operation of the Business, (B) use of the Assets, or (C) performance by Seller under the Contracts, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, whether due or to become due, or otherwise (“Pre-Closing Contingent Liabilities”), other than those matters listed on Exhibit 4(b) and other than as set forth in Section 5.1.

5. Consideration Payable to Seller by Buyer. Subject to the terms and conditions of this Agreement, Buyer agrees as follows:

5.1	Assumed Liabilities. From and after the Effective Time, Buyer and its designee(s) shall assume and agree to pay, perform and discharge (i) those liabilities disclosed on Exhibit 4(b), (ii) all liabilities and obligations reflected in the Closing Working Capital Amount, (iii) the obligations under the Contracts relating to periods from and after the Effective Time, (iv) all liabilities and obligations undertaken by Buyer in accordance with Section 8 hereof, (v) the Assumed Environmental Liabilities (as defined below), (vi) Pre-Closing Contingent Liabilities to the extent excluded from Seller’s indemnity obligations as a result of the application of Section 16.4.2, and (vii) any other liability or obligation specifically assumed by Buyer pursuant to the terms of this Agreement (collectively, the “Assumed Liabilities”).

5.2	Deposit. Upon the parties’ execution of this Agreement, Buyer shall pay to Seller Ten Million Dollars ($10,000,000) (the “Deposit”) by wire transfer of immediately available funds to an account designated by Seller. In the event this Agreement is terminated pursuant to the terms of Section 15.1.3 below, Seller shall, in addition to any and all other rights and remedies which may be available at law or equity to Seller, retain the Deposit for its own account. In the event the Closing occurs, the Deposit shall be credited toward payment of the Purchase Price.

5.3	Purchase Price. The purchase price payable by Buyer hereunder (the “Purchase Price”) shall equal Four Hundred Seventy-Five Million Dollars ($475,000,000) (the “Base Amount”) plus the Buyer Common Stock plus (or minus) the amount by which the Closing Working Capital Amount is greater than (or less than) Two Hundred Million Dollars ($200,000,000).

5.4	Estimated Working Capital Amount. Within five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of the Closing Working Capital Amount (the “Estimated Working Capital Amount”), which shall be estimated and prepared utilizing the Applicable Accounting Principles.

5.5	Payment of Purchase Price. At Closing, Buyer shall (i) pay to Seller or an affiliate Seller as Seller’s designee, an amount in cash equal to the Base Amount, less the Deposit, less an amount equal to any Crated Equipment Proceeds, plus (or minus) the amount by which the Estimated Working Capital Amount is greater than (or less than) Two Hundred Million Dollars ($200,000,000) (the “Closing Payment”), (ii) deliver to Seller certificate(s) representing the Buyer Common Stock, and (iii) assume the Assumed Liabilities. The settlement of the Purchase Price, if required, shall occur on the Settlement Date.

5.6	Purchase Price Allocation. The parties hereto agree to allocate the Purchase Price and, to the extent they are part of the amount realized for federal income tax purposes, the Assumed Liabilities, to the Assets and the Contracts prior to Closing if practicable, or otherwise as soon thereafter as is reasonably possible. Such allocation will be intended to be in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation (as adjusted pursuant to the following proviso) for federal and state tax purposes; provided, however, that (i) Buyer’s cost for the Assets and Contracts may be greater than the amount allocated thereto to reflect Buyer’s capitalized acquisition costs not included in the total amount so allocated, and (ii) Seller’s amount realized may be less than the amount allocated thereto to reflect Seller’s costs that reduce the amount realized. Promptly after the settlement of the Purchase Price pursuant to Section 7.2 below, Seller and Buyer shall revise such allocation to the extent necessary to reflect the final Purchase Price.

5.7	Butterball Canada License. Seller had been engaged in discussions with the current licensee of the Butterball mark in Canada regarding the possible sale or perpetual license of such mark. Buyer objected to such sale and will not provide its consent thereto. As such, the Butterball mark in Canada shall transfer to Buyer in accordance with the terms of this Agreement at Closing; provided, however, that Buyer hereby agrees that if Buyer or any Affiliate or assignee thereof, during the remainder of the current term of that certain Trademark License Agreement, dated as of May 31, 2004, by and between ConAgra Foods Canada, Inc. and Parrish & Heimbecker, Limited, directly or indirectly sells or perpetually licenses the Butterball mark in Canada to Parrish & Heimbecker or any Affiliate or assignee thereof, Buyer shall pay to Seller an amount equal to one-half of the net after-tax proceeds of such transaction.

6. Closing. Subject to the terms and conditions contained herein, the closing of the transactions contemplated hereby (the “Closing”) will take place on the tenth day after the condition set forth in Section 12.1 has been satisfied, or as soon thereafter as the other conditions to Closing set forth in Sections 12, 13 and 14 are satisfied (the “Closing Date”), at the offices of McGrath North Mullin & Kratz, PC LLO, First National Tower, 1601 Dodge Street, Suite 3700, Omaha, Nebraska 68102. The Closing shall be effective as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”).

6.1	Buyer’s Obligations at Closing. At Closing, Buyer shall:

6.1.1	Closing Payment. Pay to Seller by wire transfer of immediately available funds to an account designated by Seller the Closing Payment.

6.1.2	Assignment and Assumption Agreement. Execute and deliver to Seller the assignment and assumption agreement in the form attached hereto as Exhibit 6.1.2 (the “Assignment and Assumption Agreement”).

6.1.3	Swift Assignment Agreement. Execute and deliver to Seller an assignment and assumption agreement based on the executive summary attached hereto as Exhibit 6.1.3 relating to the Swift Preferred Supplier Agreement (the “Swift Assignment Agreement”). Buyer and Seller acknowledge that the assignment and assumption of the Swift Preferred Supplier Agreement, and the effectiveness of the Swift Assignment Agreement, is subject to the consent of Swift & Company (the “Swift Consent”), which consent may or may not be obtained.

6.1.4	Certificate. Deliver to Seller the certificate contemplated in Section 14.3.

6.1.5	Transition Services Agreement. Execute and deliver to Seller a transition services agreement based on the executive summary attached hereto as Exhibit 6.1.5 (the “Transition Services Agreement”).

6.1.6	Secretary’s Certificate. Execute and deliver to Seller a certificate of the corporate secretary or assistant secretary of Buyer in mutually acceptable form.

6.1.7	Ingredients Supply Agreement. Execute and deliver to Seller or Seller’s designee a supply agreement based on the executive summary attached hereto as Exhibit 6.1.7 (the “Ingredients Supply Agreement”).

6.1.8	Finished Product Supply Agreement. Execute and deliver to Seller a supply agreement based on the executive summary attached hereto as Exhibit 6.1.8 (the “Finished Product Supply Agreement”).

6.1.9	Armour Trademark License Agreement. Execute and deliver to Seller a trademark license agreement based on the executive summary attached hereto as Exhibit 6.1.9 (the “Armour Trademark License Agreement”).

6.1.10	Healthy Choice Transition License Agreement. Execute and deliver to Seller an agreement based on the executive summary attached hereto as Exhibit 6.1.10 (the “Healthy Choice Transition License Agreement”).

6.1.11	Butterball Trademark License Agreement. Execute and deliver to Seller an agreement based on the executive summary attached hereto as Exhibit 6.1.11 (the “Butterball Trademark License Agreement”).

6.1.12	Armour Transition License Agreement. Execute and deliver to Seller an agreement based on the executive summary attached hereto as Exhibit 6.1.12 (the “Armour Transition License Agreement”).

6.1.13	DSD Supply Agreement. Execute and deliver to Seller a supply agreement based on the executive summary attached hereto as Exhibit 6.1.13 (the “DSD Supply Agreement”).

6.1.14	Patent License Agreement. Execute and deliver to Seller an agreement based on the executive summary attached hereto as Exhibit 6.1.14 (the “Patent License Agreement”).

6.1.15	Pilgrim’s Assignment Agreement. Execute and deliver to Seller an assignment and assumption agreement based on the executive summary attached hereto as Exhibit 6.1.15 relating to the Pilgrim’s Pride Supply Agreement (the “Pilgrim’s Assignment Agreement”). Buyer and Seller acknowledge that the assignment and assumption of the Pilgrim’s Pride Supply Agreement, and the effectiveness of the Pilgrim’s Assignment Agreement, is subject to the consent of Pilgrim’s Pride Corporation (the “Pilgrim’s Consent”), which consent may or may not be obtained.

6.1.16	Other Title Documents. If requested by Buyer, execute and deliver to Buyer (or in the case of documents necessary from third parties, use reasonable efforts to obtain and deliver) such other affidavits and documents as are reasonably necessary in connection with Buyer obtaining leasehold and owner’s title insurance policies, as applicable, on all of the Owned Real Estate and the Facilities and to remove all general exceptions therefrom, such affidavits and documents to include, without limitation, possession and mechanics lien affidavits, no-change affidavits and other survey certifications, and corporate resolutions as are reasonably required by Buyer’s title insurance company; provided that, Seller’s duty to cause the removal of the exception for known mechanics liens shall be limited to Seller providing a reasonable contractual indemnity, and Seller shall not be required to provide other security, such as cash or other collateral.

6.2	Seller’s Obligations at Closing. At Closing, Seller shall:

6.2.1	Bill of Sale. Execute and deliver to Buyer the bill of sale and general assignment in the form attached hereto as Exhibit 6.2.1.

6.2.2	Deeds. Execute and deliver to Buyer special warranty deeds, subject only to Permitted Liens, in the form attached hereto as Exhibit 6.2.2.

6.2.3	U.S. Trademark Assignment. Deliver to Buyer the trademark assignments for United States registered Trademarks in the forms attached hereto as Exhibit 6.2.3, duly executed by Seller or Seller’s Affiliates, as appropriate.

6.2.4	Foreign Trademark Assignment. Deliver to Buyer the trademark assignments for all Trademarks registered in foreign countries in the forms attached hereto as Exhibit 6.2.4, duly executed by Seller or Seller’s Affiliates, as appropriate.

6.2.5	Assignment and Assumption Agreement. Execute and deliver to Buyer the Assignment and Assumption Agreement.

6.2.6	Swift Assignment Agreement. Cause ConAgra to execute and deliver to Buyer the Swift Assignment Agreement.

6.2.7	Certificate. Deliver to Buyer the certificate contemplated in Section 13.3.

6.2.8	Transition Services Agreement. Execute and deliver to Buyer the Transition Services Agreement.

6.2.9	Secretary’s Certificate. Execute and deliver to Buyer a certificate of the corporate secretary or assistant secretary of Seller in mutually acceptable form.

6.2.10	Estoppel Certificates. Deliver to Buyer estoppel certificates in customary form from the lessor of those leased properties identified on Exhibit 6.2.10.

6.2.11	Permits. Deliver to Buyer the Permits listed on Exhibit 6.2.11.

6.2.12	Release of Security Interests. Deliver to Buyer releases, in form and substance satisfactory to Buyer, of the security interests listed on Exhibit 6.2.12.

6.2.13	Certificates of Title. Execute and deliver to Buyer certificates of title to the vehicles and equipment listed on Exhibit 6.2.13.

6.2.14	Tax Clearance Certificates. Deliver to Buyer tax clearance certificates issued by the appropriate governmental authority in each of those states identified on Exhibit 6.2.14.

6.2.15	Non-Foreign Status Affidavit. Execute and deliver to Buyer an affidavit of Seller’s non-foreign status, in compliance with the requirements of Section 1445(b)(2) of the Code and the regulations thereunder.

6.2.16	Ingredients Supply Agreement. Deliver to Buyer the Ingredients Supply Agreement, duly executed by Seller or Seller’s designee.

6.2.17	Finished Product Supply Agreement. Execute and deliver to Buyer the Finished Product Supply Agreement.

6.2.18	Armour Trademark License Agreement. Execute and deliver to Buyer the Armour Trademark License Agreement.

6.2.19	Assignment of Patents. Deliver to Buyer an Assignment of Patents based on the executive summary attached hereto as Exhibit 6.2.19, duly executed by Seller or Seller’s Affiliates, as appropriate.

6.2.20	Healthy Choice Transition License Agreement. Execute and deliver to Buyer the Healthy Choice Transition License Agreement.

6.2.21	Butterball Trademark License Agreement. Execute and deliver to Buyer the Butterball Trademark License Agreement.

6.2.22	Armour Transition License Agreement. Execute and deliver to Buyer the Armour Transition License Agreement.

6.2.23	DSD Supply Agreement. Execute and deliver to Buyer the DSD Supply Agreement.

6.2.24	Patent License Agreement. Execute and deliver to Buyer the Patent License Agreement.

6.2.25	Pilgrim’s Assignment Agreement. Cause ConAgra to execute and deliver to Buyer the Pilgrim’s Assignment Agreement.

6.2.26	Seller Non-competition Agreement. Execute and deliver to Buyer a non-competition agreement based on the executive summary attached hereto as Exhibit 6.2.26.

7.	Purchase Price Adjustment.

7.1	Closing Working Capital Amount.

(a) Within forty-five (45) calendar days after the Closing Date, Seller shall prepare, with the assistance of the Business employees, and deliver to Buyer a statement setting forth Seller’s calculation of the Closing Working Capital Amount (the “Statement of Net Working Capital”). The Statement of Net Working Capital shall be prepared in accordance with the principles, procedures and methodologies set forth on Exhibit 7.1(a) (the “Applicable Accounting Principles”).

(b) Within fifteen (15) calendar days after delivery of the Statement of Net Working Capital (the “Objection Period”), Buyer shall notify Seller in writing of any objections to the calculations contained therein, specifying in reasonable detail each objection and the basis for each objection (an “Objection Notice”). Buyer and Seller shall have no right to dispute the principles, procedures and methodologies used in the preparation of the Statement of Net Working Capital so long as the principles, procedures and methodologies used are consistent with the Applicable Accounting Principles. If Buyer fails to deliver an Objection Notice to Seller within the Objection Period, the Statement of Net Working Capital, and Seller’s calculation of the Closing Working Capital Amount set forth therein, shall be deemed final, binding and conclusive for all purposes hereunder. If Buyer delivers an Objection Notice to Seller within the Objection Period, Buyer and Seller shall use good faith efforts to resolve the disputed items during the thirty (30) calendar day period after the Objection Notice has been delivered to Seller (or within such extended time period as is mutually agreed by the parties). Any disputed items resolved in writing between Buyer and Seller within such thirty (30) calendar day period shall be final and binding with respect to such items. Any items which Buyer and Seller are unable to so resolve shall be submitted, in writing, as soon as practicable for final determination to PricewaterhouseCoopers (the “Arbitrator”), along with any supporting data and analysis. The Arbitrator shall make a written determination as to each issue remaining in dispute and the amount of the Closing Working Capital Amount and the effect thereof on the Purchase Price, which determination of the Arbitrator shall be final and binding upon the parties for all purposes hereunder. The determination of the Arbitrator shall be accompanied by a certificate of the Arbitrator that it reached such determination in accordance with the provisions of this Section 7.1(b). Buyer and Seller shall use their commercially reasonable efforts to cause the Arbitrator to render a written decision resolving the matters submitted to it within thirty (30)

calendar days following the submission thereof. The Arbitrator shall be authorized to resolve only those issues remaining in dispute between the parties submitted to it in accordance with this Section 7.1(b) by selecting, as to each such issue, either Seller’s or Buyer’s proposed resolution of such issue. Buyer and Seller agree that judgment may be entered upon the written determination of the Arbitrator in any court referred to in Section 20.6. The fees and expenses of the Arbitrator shall be borne by the parties in inverse proportion as they may prevail on the issues resolved by the Arbitrator, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Arbitrator at the time the Arbitrator renders its determination on the merits of the matters submitted thereto.

(c) Promptly following the date that Seller and Buyer reach agreement upon the disputed items pursuant to Section 7.1(b), or, if applicable, the date of the final determination of the Arbitrator of the disputed items pursuant to Section 7.1(b), Seller shall incorporate such resolution into the Statement of Net Working Capital and deliver the revised Statement of Net Working Capital to Buyer within ten (10) calendar days after the resolution of the disputed items. The Statement of Net Working Capital as revised pursuant to the terms of this Section 7.1(c), and the adjusted Closing Working Capital Amount set forth therein, shall be final, binding and conclusive for all purposes hereunder.

(d) Buyer shall provide Seller and Seller’s agents and representatives with access during normal working hours to the Business’ employees, Facilities, books, records and other supporting information and documents as requested by Seller in order to prepare and complete the Statement of Net Working Capital, the Closing Working Capital Amount and the calculations contained therein.

7.2	Settlement of Purchase Price. On the second (2nd) business day following (i) the date Seller delivers the revised Statement of Net Working Capital to Buyer pursuant to Section 7.1(c), or (ii) the expiration of the Objection Period if Buyer fails to deliver an Objection Notice in accordance with Section 7.1(b) (the “Settlement Date”), Buyer shall remit to Seller or an Affiliate of Seller as Seller’s designee by wire transfer of immediately available funds the amount by which the Purchase Price exceeds the sum of the Deposit and the Closing Payment, plus interest thereon from the Closing Date to the date of payment at six percent (6%) per annum (the “Prevailing Rate”), or in the event the sum of the Deposit and the Closing Payment exceeds the Purchase Price, Seller shall remit to Buyer by wire transfer of immediately available funds the amount of such overpayment, plus interest thereon from the Closing Date to the date of payment at the Prevailing Rate. The procedures set forth in this Section 7 shall be the sole remedy for any disputes with respect to matters set forth in the Statement of Net Working Capital (and the calculation of the Closing Working Capital Amount related thereto).

8.	Employee Matters.

8.1	General. As of the Effective Time, Buyer shall offer employment to all (i) individuals who are employed at or from the Dedicated Locations on the Closing Date, and (ii) the individuals who are listed on Exhibit 8.1 and employed by Seller or its Affiliates on the Closing Date (collectively, the “Business Employees”); provided that Buyer shall have until August 15, 2006, to identify management and sales employees to be listed on Exhibit 8.14 and retained by Seller. Such offers may be made subject to Buyer’s normal drug and other pre-employment screening policies. For purposes of this Agreement, Business Employees shall include employees absent from work due to short-term disability, sick leave, military leave or other permitted absences (“Short-term Leave Employees”). Those Business Employees accepting Buyer’s offer of employment are hereinafter referred to as “Hired Employees”. In addition, any Business Employees who, as of the Effective Time, either (i) are receiving long-term disability benefits under a long-term disability plan of Seller or its Affiliates, or (ii) have been approved for receipt of long-term disability benefits under such a plan (“Long-term Leave Employees”), shall be treated as Hired Employees if and when such employees return to active service. Seller and its Affiliates shall have no responsibility for, and Buyer shall be responsible for and shall indemnify and hold Seller and its Affiliates harmless from, any and all liabilities, obligations and claims of any kind arising from and after the Effective Time out of the employment, or termination of employment, whether actual or constructive, of the Hired Employees by Buyer, including, but not limited to, all claims relating to severance, termination pay, pay in lieu of notice of termination and similar obligations. Buyer and its affiliates shall have no responsibility for, and Seller shall be responsible for and shall indemnify and hold Buyer and its affiliates harmless from, any and all liabilities, obligations and claims of any kind arising out of the employment, or termination of employment, whether actual or constructive, of the Business Employees and relating to periods prior to the Effective Time, including, but not limited to, all claims relating to severance, termination pay, pay in lieu of notice of termination and similar obligations. Nothing in this Section 8.1 shall prevent Buyer from terminating the employment of any Hired Employee at any time after the Effective Time.

8.2	Terms of Employment.

8.2.1	Union Employees. Buyer shall assume the union contracts set forth on Exhibit 2.13 and shall provide all Hired Employees who are members of one of the bargaining units with the wages and benefits required by the applicable union contract.

8.2.2	Non-Union Employees. Buyer shall provide all Hired Employees who are non-union employees with the wages and/or salaries provided to such employees at the Effective Time. In addition, Buyer shall provide all Hired Employees who are non-union employees with benefits which are substantially similar to the benefits provided by Buyer to similarly situated employees. Buyer shall maintain such wages, salaries and benefits for the Hired Employees who are non-union employees for a minimum of one year following the Closing Date.

8.2.3	Vacation; Sick Leave. Buyer shall honor (i) all accrued but unused vacation benefits and sick leave benefits to which the hourly Hired Employees are entitled as of the Effective Time, but only to the extent reflected in the Closing Working Capital Amount, and (ii) all unused vacation benefits and sick leave benefits to which the salaried Hired Employees are entitled as of the Effective Time.

8.2.4	Bonuses; Incentives. Buyer shall pay to the Business Employees all bonuses and incentive payments, other than those payable pursuant to the Retention Agreements (the payment of which is addressed in Section

8.12 below), to the extent such bonuses and incentive payments are reflected in the Closing Working Capital Amount.

8.3	COBRA. Seller shall be responsible for providing the group health plan continuation coverages pursuant to Section 4980B of the Code, and Sections 601-609 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for all Business Employees and their eligible dependents; provided, however, that Buyer shall be responsible for providing such coverages to Hired Employees and their eligible dependents who become entitled to such coverages on account of “qualifying events” that occur after the Effective Time or as a result of the transactions contemplated herein.

8.4	Severance. Buyer shall provide severance benefits to Hired Employees who are non-union employees not subject to a Retention Agreement and who are terminated by Buyer without cause (as reasonably determined by Buyer, it being understood that “cause” may include termination of employment for tardiness, absenteeism, poor performance or violation of Buyer’s policies) within the twelve (12) month period following Closing in accordance with the severance benefits described on Exhibit 8.4, and, for purposes of calculating such severance benefits, Buyer shall give credit for prior periods of service with Seller or its Affiliates in accordance with Section 8.8. Hired Employees (not subject to a Retention Agreement) severed by Buyer after such twelve (12) month period will receive severance benefits (if any) as determined by Buyer. During the severance period of any Retention Agreement, the applicable Hired Employee party thereto shall be entitled only to the severance benefits (if any) set forth therein; after such period, such Hired Employee will receive those severance benefits as determined by Buyer.

8.5	Pension Plans. As of the Closing Date, the Business Employees shall cease to actively participate in any ConAgra or its Affiliates’ pension plans (the “ConAgra Pension Plans”) and shall receive no further benefit accruals under the ConAgra Pension Plans. Seller and the ConAgra Pension Plans will remain responsible for benefits payable to the Business Employees under the ConAgra Pension Plans.

8.6	401(k) Plans. As of the Closing Date, the Business Employees shall cease to actively participate in the ConAgra Foods Retirement Income Savings Plan and the ConAgra Foods Retirement Income Savings Plan for Hourly Production Employees (the “Seller 401(k) Plans”), and no further contributions shall be made to the Seller 401(k) Plans for the benefit of the Business Employees and Seller and such plans will remain responsible for the payment of benefits to the Business Employees under such plans. As of the Closing Date, the interests of the Hired Employees in the Seller 401(k) Plans shall be one hundred percent (100%) vested and shall be fully nonforfeitable. Buyer shall establish or designate a defined contribution plan that is qualified under Code Section 401(a) (the “Buyer 401(k) Plan”). A Hired Employee who receives, or is entitled to receive, a distribution from a Seller 401(k) Plan may roll over the distribution to the Buyer 401(k) Plan if (i) the plan administrator of the applicable Seller 401(k) Plan certifies that such amount is an “eligible rollover distribution” (as defined in Code Section 402(f)), (ii) the rollover represents one hundred percent (100%) of the Hired Employee’s interest in the Seller 401(k) Plan, and (iii) the rollover is made in cash or cash and the promissory note representing the Hired Employee’s outstanding participant loan under the Seller 401(k) Plan; provided, however, that the Buyer 401(k) Plan shall not be required to accept a rollover if the Hired Employee has failed to make any payment then due on a participant loan.

8.7	Welfare Plans. The parties acknowledge that the Business Employees currently participate in welfare benefit plans and programs of Seller or its Affiliates, including medical and workers’ compensation plans and programs. As of the Closing Date, the Business Employees shall cease to participate in such welfare benefit plans (other than rights to continued coverage under COBRA) and programs and, subject to Sections 8.9 and 8.10 below, Seller and such plans will be responsible for the payment of benefits to the Business Employees under such plans.

8.8	Buyer Plans. Buyer’s benefit plans shall recognize each Hired Employee’s prior periods of service or seniority with Seller and its Affiliates (and, to the extent recognized by the benefit plans of Seller or its Affiliates, their respective predecessors) for purposes of benefit eligibility and vesting under any benefit plan or program or compensation arrangements provided to such Hired Employees after the Effective Time. In addition, Buyer shall waive pre-existing condition requirements, evidence-of-insurability provisions, waiting-period requirements and all other similar provisions under any benefit plan or program or compensation arrangements provided to the Hired Employees after the Effective Time. Buyer shall also apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans, any amounts paid by each Hired Employee prior to Closing under welfare benefit plans during the current plan year.

8.9	Medical Insurance. Seller shall be responsible for any health and accident claims and expenses relating to services provided to (i) all Business Employees, their beneficiaries and dependents prior to the Effective Time, and (ii) any Long-term Leave Employees, their beneficiaries and dependants through the date such employees become Hired Employees. Buyer shall be responsible for any health and accident claims and expenses relating to services provided to any Hired Employees, their beneficiaries and dependants on or after the Effective Time (including any Short-term Leave Employees who thereafter become Hired Employees, but excluding any Long-term Leave Employees until the date they become Hired Employees).

8.10	Workers’ Compensation Expenses. Seller shall be responsible for all workers’ compensation, employers’ liability, and other on-the-job illness or injury related claims and expenses for any Business Employee with respect to occurrences arising prior to the Closing Date. Buyer shall be responsible for all workers’ compensation, employers’ liability, and other on-the-job illness or injury related claims and expenses for any Hired Employee with respect to occurrences arising on or after the Closing Date.

8.11	WARN Act. Notwithstanding anything to the contrary in this Agreement, Buyer shall be responsible for, and shall indemnify and hold Seller and its Affiliates harmless from and against, any liability that arises under the Worker Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101-2109) (the “WARN Act”), and any similar state or local laws or ordinances on or after the Closing Date or otherwise on account of, or in connection with, consummation of the transactions contemplated under this Agreement at the Dedicated Locations.

8.12	Retention Agreements. Seller shall pay, perform and discharge all obligations under the Retention Agreements listed on Exhibit 8.12 attached hereto (the “Retention Agreements”); provided, however, that any base salary continuation payments due in accordance with the Retention Agreement for any Hired Employee solely as a result of Buyer’s actions on or after the Closing Date shall be the responsibility of and paid by the Buyer.

8.13	Flexible Spending Accounts. ConAgra maintains a plan qualified under Code Section 125 (“Seller’s 125 Plan”) that includes flexible spending accounts for medical care reimbursements and dependent care reimbursements (“Reimbursement Accounts”). As soon as reasonably practicable following the Closing Date, cash equal to the aggregate value of the Reimbursement Accounts of the Hired Employees shall be transferred from ConAgra to a plan established or designated by Buyer intended to qualify under Code Section 125 (“Buyer’s 125 Plan”). Upon receipt of such amount, Buyer and Buyer’s 125 Plan shall assume all obligations with respect to the Reimbursement Accounts for the Hired Employees. Buyer shall recognize the elections of the Hired Employees under Seller’s 125 Plan for purposes of Buyer’s 125 Plan for calendar year 2006.

8.14	Retained Employees. Prior to Closing, the employees listed on Exhibit 8.14 shall be transferred out of the Business, shall not be considered or deemed “Business Employees”, and shall be retained by Seller.

8.15	Union Pension Plans. The transactions contemplated by this Agreement are not intended to satisfy the requirements of Section 4204 of ERISA with respect to the B.C.T.W. & G.M, International Union’s Industry Wide Employees Pension Fund or the International Brotherhood of Teamsters Local Union 710 Pension Fund.

8.16	Cooperation. The parties shall reasonably cooperate with each other and exchange any information, filings or notices as appropriate to implement the provisions of this Section 8. Buyer shall assist in providing any information, filings or notices (including the notice required by Section 204(h) of ERISA) as needed to cease the benefit accruals; provided, however, that Seller shall be responsible for satisfying the requirements of Sections 204(h) and 4043 of ERISA and Section 4980F of the Code to the extent they must be satisfied with respect to any employee plan prior to the Effective Time. Seller shall provide such information regarding compensation paid to Hired Employees as Buyer may reasonably request to minimize the amount of employment Taxes to be paid or withheld by Buyer.

9. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as set forth below. Each of such representations and warranties are made subject to those exceptions set forth in Seller’s Disclosure Schedule dated as of the date hereof and delivered as a separate document (the “Disclosure Schedule”), in the manner provided for in the introductory paragraph of the Disclosure Schedule.

9.1	Organization, Good Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to (i) enter into this Agreement and perform its obligations hereunder and (ii) own, operate and lease its properties and carry on its business as now being conducted.

9.2	Corporate Authorization; Binding Effect. The execution, delivery and performance by Seller of this Agreement, and of all of the other documents and instruments required hereby from Seller, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement is, and the other documents and instruments required hereby to which Seller is a party will be, when executed and delivered by the parties thereto, the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

9.3	Effect of Agreement. The execution, delivery and performance of this Agreement, and of all of the other documents and instruments contemplated hereby to which Seller is a party, and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time or both, (i) conflict with or violate any law to which Seller is subject; (ii) conflict with or violate any judgment, order, writ or decree of any court applicable to Seller; (iii) breach or conflict with any term, covenant or condition of, modify, terminate or constitute a default under any contract to which Seller is a party or by which it is bound; (iv) create or impose any Lien upon any of the Assets; (v) conflict with or violate Seller’s corporate charter or by-laws; or (vi)

result in any party to any Contract having a right of cancellation or termination thereof or right to exercise any option thereunder.

9.4	No Government Authorization Required; Consents. Except for compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the consents to be obtained by Seller listed on Exhibit 9.4 (the “Seller Required Consents”), no consent, approval, authorization or order of, or qualification with, any court, governmental authority or any third party is required for the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated by this Agreement.

9.5	Title to Assets, Absence of Liens. As of the date hereof Seller owns, and immediately prior to the Closing Seller will own, good and valid title to the Assets (and, in the case of the Owned Real Estate, good, valid and marketable title), free and clear of Liens, except for the Permitted Liens. Upon consummation of the transactions contemplated by this Agreement, Buyer will own good and valid title to the Assets (and, in the case of the Owned Real Estate, good, valid and marketable title), free and clear of all Liens, except the Permitted Liens. Notwithstanding the foregoing, no representation or warranty is made pursuant to this Section 9.5 regarding the Intellectual Property (which instead is the subject of Section 9.11), or the Permits (which instead are the subject of Section 9.13).

9.6	Real Estate.

(a)	Exhibit 2.13 includes a list of all real property leases to which Seller is a party in connection with the Business. Seller has delivered to Buyer correct and complete copies of such leases and all amendments and modifications thereto. With respect to each such lease and except as otherwise set forth in the Disclosure Schedule:

(i)	Such lease is legal, valid, binding, enforceable and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

(ii)	Such lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby and no consents are required in connection with Seller’s assignment of such lease to Buyer.

(iii)	Neither Seller nor, to Seller’s knowledge, any other party to the lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder.

(iv)	No party to the lease has repudiated any provision thereof.

(v)	There are no disputes, oral agreements, or forbearance programs in effect as to the lease.

(vi)	Neither Seller nor, to the knowledge of Seller, the landlord thereunder has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or the underlying fee.

(b)	Except as set forth in the Disclosure Schedule:

(i)	There are no pending or, to the knowledge of Seller, threatened condemnation, expropriation, eminent domain or other similar proceedings, lawsuits or administrative actions relating to the Owned Real Estate. To Seller’s knowledge, there are no pending or threatened condemnation, expropriation, eminent domain or other similar proceedings, lawsuits or administrative actions relating to any leased Facility.

(ii)	There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (other than Seller) the right of use or occupancy of any portion of any Facility, nor are there otherwise any parties in possession of any Facility other than Seller.

(iii)	There are no outstanding options or rights of first refusal to purchase or lease the Owned Real Estate or any leased Facility or any portion thereof or interest therein.

(iv)	Each Facility abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel, and access to the property is provided by paved, gravel, dirt or other improved public right-of-way with adequate curb cuts available.

(v)	To the knowledge of Seller, there are no Liens or other title, zoning or survey defects, except for Permitted Liens, that would materially interfere with the use of the Owned Real Property or Facilities by Buyer after Closing in accordance with the past practice of the Business.

(c)	Seller has delivered to Buyer true and correct copies of the title commitments, title exception documents and surveys listed on Exhibit 10.7.

9.7	Financial Information.

(a)	Seller has heretofore delivered to Buyer copies of the financial information attached as Exhibit 9.7(a) (such financial information is collectively referred to as the “Financial Information”). The Financial Information has been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the information purported to be represented thereby as of the relevant dates thereof and for the periods covered thereby.

(b)	As of the date hereof, the Business does not have any liabilities or obligations of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, whether due or to become due, or otherwise, of the type required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied except those (i) set forth or provided for in the Financial Information, or (ii) incurred since May 28, 2006, in the ordinary course of business or in accordance with or pursuant to this Agreement. Notwithstanding the foregoing, no representation or warranty is made pursuant to this Section 9.7 with respect to any matter that is specifically addressed by another representation or warranty contained in this Section 9 or any certificate or instrument delivered pursuant to this Agreement.

9.8	Conduct of Business Since May 28, 2006. Since May 28, 2006, except (i) as disclosed in the Disclosure Schedule, (ii) for the transactions contemplated herein; and (iii) for matters disclosed or reflected in the monthly financial information provided by Seller to Buyer prior to the date hereof:

(a)	The Business has been operated only in the ordinary course.

(b)	No event has occurred that would have been prevented by Section 11.1.1 if the terms of said Section had been in effect as of and after May 28, 2006.

(c)	Seller has not incurred or assumed any indebtedness for borrowed funds or purchase money indebtedness in connection with the Business, or assumed, guaranteed, endorsed or otherwise become liable or responsible (either directly, contingently or otherwise), for the obligations of any other Person in connection with the Business, except in respect of such assumption, guarantees or endorsements for such amounts that are immaterial and incurred in the ordinary course of Business.

(d)	As of the date hereof, there has not been any material loss, damage (with the exception of ordinary wear and tear), condemnation or destruction to any of the Assets (whether covered by insurance or not).

9.9	Contracts and Other Data.

(a)	Exhibit 2.13 describes all Contracts existing as of the date hereof;

(b)	All of the Contracts are in full force and effect, and are valid, binding and enforceable in accordance with their terms on Seller and, to Seller’s knowledge, on the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity;

(c)	Neither Seller nor, to Seller’s knowledge, any other party signatory to any Contract is in breach or violation of, or in default under, the terms of any Contract;

(d)	No event has occurred which, after the giving of notice or passage of time or otherwise, would constitute a default under or result in the breach of any Contract by Seller or, to Seller’s knowledge, by any other party;

(e)	To the knowledge of Seller, no party to a Contract intends to cancel, terminate or exercise any option under such Contract;

(f)	Seller has made available to Buyer accurate and complete copies of each Contract listed on Exhibit 2.13 (other than purchase orders, invoices and similar Contracts entered into in the ordinary course of business that do not constitute Material Contracts) including all amendments or modifications thereto; and

(g)	Seller has made no prior assignment of any of the Contracts or any of its rights or obligations thereunder.

9.10	Tax Matters. Seller has duly filed or will file by the required due date (as may be lawfully extended) any return, declaration, report, information return or statement related to Taxes (as defined below), including any schedule or attachment thereto and including any amendment thereof (“Tax Returns”), required to be filed in connection with the Business prior to the Effective Time, and Seller has paid or will pay in full all material federal, state, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, unclaimed property or escheat, or other tax of any kind whatsoever, including any interest, penalty, fine, assessment or addition thereto, whether disputed or not (“Taxes”) shown to be due on such Tax Returns or otherwise payable by Seller. In respect of the Business, no material claims for Taxes are pending or, to Seller’s knowledge, threatened with respect thereto for any periods prior to the Effective Time. There are no unpaid Taxes of Seller or any other Person (other than Buyer and its Affiliates) the non-payment of which is or could become a Lien upon, or otherwise could adversely affect in any material respect, any of the Assets or the use thereof or could cause Buyer to incur any liability, other than for any Taxes included in the Permitted Liens. None of the Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code or subject to a “safe harbor lease” under Section 168(f)(8) of the Internal Revenue Code, as amended before the Tax Reform Act of 1984. Seller is not and has not been a party to any agreement, which could adversely affect Buyer’s title to or use of any of the Assets or result in Buyer incurring any liability thereunder after Closing, allocating or sharing the payment of, or liability for, any Taxes, other than any liabilities for Taxes as provided in the Contracts for periods from and after the Effective Time of Closing.

9.11	Intellectual Property. Seller or its Affiliates own or possess adequate licenses or other rights to use (or will as of the Closing Date own or possess adequate licenses or other rights to use), free and clear of any Liens except Permitted Liens, all material Intellectual Property Rights currently used to conduct the Business as now operated by Seller. Without limitation to the foregoing, Seller or its Affiliates own the Trademarks, and the Trademarks are the only registered trademarks used in the Business. The use of the Intellectual Property by the Business does not infringe upon or otherwise violate any Intellectual Property Rights of others, and, to the knowledge of Seller, no third party is challenging, infringing on or otherwise violating any right of Seller or its Affiliates with respect to the Intellectual Property. Seller has not received any written notice and otherwise has no knowledge of any pending claim, order or proceeding with respect to any of the Intellectual Property and to Seller’s knowledge no Intellectual Property is being used or enforced in a manner that will result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property Right” means any trademark, trade name, copyright, patent or trade secret (including any registrations or applications for registration of any of the foregoing). Exhibit 9.11 hereto sets forth a true and correct list of all issued and/or pending patent applications owned by the Company and used in the Business, and Seller or an affiliate thereof possesses ownership or will possess ownership as of and on the Closing Date of all the patents and applications listed in Exhibit 9.11, including all continuations, continuations-in-part, parents, divisions, reissues, reexaminations, extensions and foreign counterparts thereof. The current use of the patents and applications on Exhibit 9.11 by Seller and its affiliates does not infringe upon the intellectual property rights of others, neither Seller, nor any affiliate thereof, has received written notice of infringement upon or conflict with respect to intellectual property rights of others and neither Seller, nor any affiliate thereof, has received any written notice challenging or questioning the validity or effectiveness of any license or agreement held by Seller or any affiliate thereof with respect to the patents on Exhibit 9.11 and used in the operation of the Business, except as would not, individually or in the aggregate, have a material adverse effect on the Business. Except for the patents on Exhibit 9.11 where the full patent term has run, the patents identified in Exhibit 9.11 have not lapsed for failure to pay maintenance fees.

9.12	Litigation; Compliance with Laws. There are no lawsuits, claims, charges, administrative or arbitration proceedings, governmental citations or actions of any kind pending with respect to the Business or the Assets and Contracts and, to Seller’s knowledge, there are no lawsuits, claims, charges, administrative proceedings, governmental investigations, citations or actions of any kind proposed or threatened against Seller (i) with respect to the Business, the Facilities, the Assets or the Contracts, or (ii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby. There are no orders, decrees, judgments or agreements with any court or governmental authority to which Seller is a party and by which the Business, the Facilities, the Assets or the Contracts are bound. No event has occurred or circumstances exist that are reasonably likely to give rise to, or serve as a basis for, the commencement of any such proceedings. The conduct of the Business and Seller’s use of the Assets and Contracts does not violate or conflict, and has not violated or conflicted, with any applicable law, nor has Seller received any written notice from any governmental authority or any other third party regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with any applicable law, or (b) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of any remedial action of any nature.

9.13	Permits. Exhibit 9.13 sets forth a true and complete list of all material Permits necessary or required for the conduct of the Business, the operation of the Facilities and the use of the Owned Real Estate in accordance with Seller’s past practice, and all such Permits are in full force and are being complied with by Seller. To Seller’s knowledge, there are no other Permits required for the conduct of the Business, the operation of the Facilities or the use of the Owned Real Estate. With respect to Permits that are not transferable to Buyer as of the Closing Date, Seller agrees to use its commercially reasonable efforts after Closing to assist Buyer in effecting the transfer or reissuance, as the case may be, of any such Permits.

9.14	Labor Relations.

(a)	Except as may be specifically identified on Exhibit 2.13, neither Seller nor any of its Affiliates is a party to any collective bargaining agreement or other labor union contract in connection with the Business.

(b)	There are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns or work stoppages with respect to the Business pending, or to Seller’s knowledge, threatened against the Business, or (ii) grievance or arbitration proceedings, letter agreements or settlement agreements arising out of collective bargaining agreements to which Seller or its Affiliates is a party in connection with the Business, except for those pending grievances set forth on Exhibit 9.14(b), or (iii) unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statute) complaints pending or, to Seller’s knowledge, threatened against Seller or its Affiliates in connection with the Business.

(c)	Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(d)	There are, with respect to the Business, no lawsuits or pending administrative matters before any federal, state or local courts or agencies regarding violations or alleged violations of any federal, state or local wage and hour law or any federal, state or local law with respect to discrimination or harassment on the basis of sex, age, race, color, creed, national origin, religion, disability or any other protected characteristics under such federal, state or local law.

(e)	To Seller’s knowledge, no executive, key employee, or group of employees has any plans to terminate employment with respect to the Business.

9.15	Environmental Matters. To Seller’s knowledge, except for immaterial items and except for any “recognized environmental conditions” specifically identified as such in the Environmental Site Assessments or the matters identified in the Disclosure Schedule:

(a)	Seller possesses all environmental, health and safety permits, plans, registrations, certificates, licenses, authorizations, consents and approvals required under applicable Environmental Laws to (i) conduct the Business as currently conducted, (ii) operate the Facilities and Assets as currently operated, and (iii) use the Facilities and the Owned Real Estate as currently used (collectively, “Environmental Permits”), and is in compliance in all material respects with the terms and conditions of each such Environmental Permit. Exhibit 9.15(a) sets forth a true and complete list of all Environmental Permits.

(b)	In connection with the Business, the Facilities and the Owned Real Estate, Seller is in compliance in all material respects with all applicable Environmental Laws.

(c)	Seller has not received any written communication from any Person that alleges that the Business, the Facilities or the Owned Real Estate are not in compliance with, or are potentially liable under, any Environmental Law or Environmental Permit.

(d)	There are no Environmental Claims pending or threatened, against the Business, the Facilities or the Owned Real Estate arising out of (i) Seller’s operations or (ii) any other properties and assets in which Seller has or had an interest in connection with the Business.

(e)	(i) there has been no off-site shipment of any Hazardous Materials by Seller from any leased Facility or the Owned Real Estate in violation of applicable Environmental Laws, (ii) there has been no use, storage, treatment, transport, manufacture, refining, handling, production, release or disposal of any Hazardous Materials on, under, at, from or in any way affecting the Business, the Facilities or the Owned Real Estate in violation of, or requiring remediation or abatement under, applicable Environmental Laws, and (iii) there is no current environmental condition present at the Facilities or the Owned Real Estate which requires remediation or abatement pursuant to applicable Environmental Laws.

(f)	In connection with the Facilities and the Owned Real Estate, no underground storage tanks or friable asbestos materials are present, and any underground storage tanks or asbestos containing materials previously removed by the Seller from the Facilities or the Owned Real Estate were removed in accordance with applicable Environmental Laws.

(g)	All reports, studies and audits in Seller’s possession, custody or control, which are material in nature, relating to environmental matters associated with the Business, the Facilities or the Owned Real Estate have been made available to Buyer and are listed in the Disclosure Schedule.

(h) (i)	“Environmental Claims” means all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (in each case in writing) by any Person, alleging noncompliance, violation or potential liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, or related to (x) the presence, Release or threatened Release of any Hazardous Materials, or (y) circumstances forming the basis of any violation or alleged violation of, or liability under, any Environmental Law or Environmental Permit.

(ii)	“Environmental Laws” mean all federal, state and local laws, rules, regulations, orders, decrees, common law, judgments or binding agreements existing as of the date hereof, issued, promulgated or entered into by or with any governmental authority, relating to human health, pollution or the environment (including ambient air, surface water, groundwater, soil, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials.

(iii)	“Environmental Site Assessments” mean the “Phase I” reports, surveys and site assessments listed in the Disclosure Schedule, true, correct and complete copies of which have been provided by Seller to Buyer.

(iv)	“Hazardous Materials” means: (x) any animal fats, oils, greases or vegetable oils, petroleum or petroleum products, fractions or wastes, radioactive materials or wastes, friable asbestos and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste the generation, manufacture, processing, distribution, possession, use, treatment, storage or Release of which is prohibited, limited or regulated under any applicable Environmental Law or Environmental Permit.

(v)	“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, soil, land surface or subsurface strata) or within any building, structure or Facility.

(i)	This Section 9.15 contains the exclusive representations and warranties of Seller with regard to Environmental Claims, Environmental Laws, Environmental Permits and any other environmental matters in this Agreement.

9.16	Benefit Plans. The Disclosure Schedule sets forth a listing of all health, welfare, pension and benefit plans provided by Seller or its Affiliates to the Business Employees.

9.17	Sufficiency of Assets. Except for (i) the Excluded Assets, (ii) any Permits that are not assignable to Buyer and (iii) Seller’s assets, systems and personnel used to provide the services pursuant to the Transition Services Agreement, the Assets (including the assets held by CPI) and Contracts constitute all tangible and intangible assets, contracts and rights necessary for the operation of the Business by Buyer after the Effective Time in accordance with Seller’s past practice. Seller has not sold, assigned, moved or disposed of any assets used in the Business in contemplation of the transactions contemplated herein, other than in the ordinary course of business. The Assets and Contracts do not include any equity or debt securities of or interest in, or any right or obligation to acquire any equity or debt securities of or interest in, any party.

9.18	Customer Relations. To the knowledge of Seller, as of the date hereof, the relationship of the Business with its ten largest customers is satisfactory and, to Seller’s knowledge, as of the date hereof, Seller has not received any notice of any intention to terminate or materially modify any of such relations with such customers.

9.19	Inventory. To Seller’s knowledge, as of the date hereof, the items which comprise the Business’ inventory are in all material respects merchantable and fit for the purpose for which they were procured or manufactured in accordance with Seller’s past practice, subject to any applicable reserves.

9.20	Sales, General and Administrative Property. The Sales, General and Administrative Property is complete and correct in all material respects.

9.21	Insurance. The Disclosure Schedule sets forth a true and complete list of all claims made by Seller in respect to the Business under any third party insurance policies during the preceding three (3) years.

9.22	Orders, Commitments and Returns. All accepted and unfulfilled orders for the sale of products and the performance of services entered into by Seller relating to the Business and all outstanding Contracts for the purchase of supplies, materials and services used or to be used in the Business were made in bona fide transactions in the ordinary course of business. As of the date hereof, there are no material claims against Seller to return products by reason of alleged overshipments, defective products or otherwise, or of products in the hands of customers under an understanding that such products would be returnable.

9.23	Related Party Transactions. The Disclosure Schedule sets forth a description of all significant services provided by other divisions and businesses of Seller (or its Affiliates) to the Business, as well as material transactions between the Business on the one hand, and other divisions of Seller (or its Affiliates) on the other, all of which occurred in the ordinary course of business and, in the case of transactions related to the transfer of raw materials, supplies and finished goods, on an arms’ length basis.

9.24	Brokers and Finders. Except for UBS Securities, LLC, Centerview Partners LLC and J.P. Morgan, Seller has not employed any investment banker, broker or finder, or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

9.25	Investor Representations.

9.25.1	Seller has received (via EDGAR) and reviewed a copy of Buyer’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006, Buyer’s

2005 Annual Report to Stockholders and Buyer’s Proxy Statement for its 2005 annual stockholder meeting.

9.25.2	Seller is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Buyer Common Stock.

9.25.3	Seller is obtaining the Buyer Common Stock for its own account, for investment purposes, and not for distribution, assignment or resale to others; provided, however, that nothing contained herein shall prevent Seller from selling such securities pursuant to the Shelf Registration Statement. No other Person (other than Buyer) has any direct or indirect beneficial interest in the Buyer Common Stock being delivered to Seller hereunder.

9.25.4	Seller understands that the sale of the Buyer Common Stock by Buyer (except pursuant to the Shelf Registration Statement) has not been and will not be registered under the Securities Act, or any state securities laws, will be conducted in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and analogous state securities law provisions, and will be subject to the restrictions contained in Rules 144 and 145 under the Securities Act. Seller further understands that the Buyer Common Stock must be held indefinitely by Seller unless such Buyer Common Stock is subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Seller further understands that except as expressly provided in Section 11.15 hereof, Buyer is under no obligation to register such securities on Seller’s behalf or to assist it in complying with any exemption from registration and that such securities may not be sold pursuant to Rule 144 or Rule 145 promulgated by the SEC pursuant to the Securities Act unless all of the conditions of such rules are met. Seller understands that the shares of Buyer Common Stock delivered hereunder are restricted by the provisions of, and shall bear the legend specified in, Section 11.17, except as otherwise provided therein.

10. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

10.1	Organization, Good Standing and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has the power and authority to (i) enter into this Agreement and perform its obligations hereunder and (ii) own, operate and lease its properties and carry on its business as now being conducted.

10.2	Corporate Authorization; Binding Effect. The execution, performance and delivery by Buyer of this Agreement, and of all of the other documents and instruments required hereby from Buyer, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement is, and the other documents and instruments to which Buyer is a party will be, when executed and delivered by the parties thereto, the legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

10.3	Effect of Agreement. The execution, delivery and performance of this Agreement, and of all of the other documents and instruments contemplated hereby to which Buyer is a party, and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time or both, (i) conflict with or violate any law to which Buyer is subject; (ii) conflict with or violate any judgment, order, writ or decree of any court applicable to Buyer; (iv) breach or conflict with any term, covenant or condition of, modify, terminate or constitute a default under, any contract to which Buyer is a party or by which it is bound; or (v) conflict with or violate Buyer’s corporate charter or by-laws.

10.4	No Government Authorization Required. Except for compliance with the applicable requirements of the HSR Act, no consent, approval, authorization or order of, or qualification with, any court, governmental authority or any third party is required for the execution and delivery by Buyer of the Agreement or the consummation by Buyer of the transactions contemplated by this Agreement.

10.5	Brokers and Finders. Buyer has not employed any investment banker, broker or finder, or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

10.6	No Knowledge of Breach. Buyer does not have actual knowledge, as of the date hereof, of any material inaccuracy in, or any material breach of, any representation or warranty of Seller contained in this Agreement.

10.7	Real Estate. Buyer acknowledges that Seller has delivered to Buyer those title commitments (including title exception documents) and surveys for the Owned Real Estate which are listed on Exhibit 10.7 hereto.

11.	Covenants.

11.1	Covenants of Seller.

11.1.1	Conduct of Business. During the period from the date hereof to the Closing Date, unless Buyer shall otherwise agree in writing or as contemplated by this Agreement or as necessary or appropriate to satisfy its obligations hereunder, Seller covenants that it shall use commercially reasonable efforts to (i) conduct and operate the Business in all material respects in the usual and ordinary course consistent with past practice, (ii) preserve intact the Business and its relationships with suppliers, labor unions, customers and others having business dealings with it that are material to the Business, (iii) keep available the services of the Business’ present officers and key employees, (iv) keep full and complete books and records for the Business consistent with past practice, (v) maintain in full force and effect the insurance policies heretofore maintained on the Assets (or policies providing substantially the same coverage), and (vi) maintain the Assets consistent with past practice (including, without limitation, routine maintenance and scheduled capital expenditures). In addition, Seller covenants that it shall (i) upon Seller becoming aware of such event or change, promptly advise Buyer in writing of (a) any loss or threatened loss of a significant customer or the occurrence of any Material

Adverse Change in the Business, and (b) the occurrence of any event that, with or without the giving of notice or passage of time or both, would constitute a material breach by Seller of any representation, warranty or covenant made by Seller herein, and (ii) comply in all material respects with all laws applicable to the Business. Without limiting the generality of the foregoing, unless Buyer shall otherwise agree in writing, during the period from the date hereof to the Closing Date, Seller covenants that in connection with the Business:

(a)	Seller shall not sell, abandon or otherwise dispose of, or pledge, mortgage or otherwise encumber any Assets other than in the ordinary course of business.

(b)	Seller shall not, other than in the ordinary course of business or otherwise, waive, release, modify, grant or transfer any rights of material value relating to the Business, the Facilities or the Assets.

(c)	Seller shall not make any change in any method of financial accounting or financial accounting practice relating to the Business, except as required by applicable law or to comply with GAAP, or make any tax election with respect to the Assets or the Business that would apply for periods from and after the Effective Time of Closing.

(d)	Except as provided in Exhibit 11.1.1, Seller shall not amend in any material respect, assign, terminate, renew or renegotiate any Material Contract or enter into any new contract which would have been deemed to be a Material Contract if it had been in effect on the date hereof. Between the date hereof and the Closing Date, Seller may enter into Contracts other than Material Contracts in the ordinary course of business and consistent with past practice.

(e)	Seller shall not dispose of or permit to lapse any rights to the use of any Intellectual Property benefiting the Business, or disclose any such Intellectual Property not a matter of public knowledge, except for any such disclosure required by applicable law or judicial process.

(f)	Except for immaterial changes occurring in the ordinary course of business, and except as required by Contracts in effect on the date hereof, Seller shall not effect any increase in compensation, bonus, severance or termination pay or other benefits payable to the employees of the Business.

(g)	Seller shall not incur or assume any indebtedness for borrowed funds (including obligations in respect of capital leases), assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any other Person.

(h)	Seller shall not change in any material respect its existing practices and procedures with respect to the extension of credit or collection of accounts receivable relating to the Business.

(i)	Other than the routine replacement and repair of equipment and Facilities in the ordinary course of business and capital expenditure commitments existing as of the date hereof as reflected in the Disclosure Schedule, Seller shall not make any capital expenditures on behalf of the Business that would be reflected in the Closing Working Capital Amount in an amount in excess of $250,000 for any individual expenditure or $250,000 in the aggregate for all such expenditures.

(j)	Seller shall not agree to do any of the foregoing.

11.1.2	Access to Information. During the period from the date hereof until the Closing Date, Seller will, and will cause its Affiliates and their employees, officers, auditors and agents to, provide Buyer and Buyer’s counsel, financial advisors, accountants and other authorized representatives (except to the extent not permitted under applicable law) with reasonable access during normal business hours to the Business’ books, records and personnel and the Facilities. Without limiting the foregoing, Seller hereby agrees and convenants that it will provide, or cause to be provided to Buyer (i) any Phase I, Phase II, other environmental reports, studies or environmental diligence documents, (ii) any surveys, tax statements, zoning reports, title documents (including exceptions) or other real estate diligence documents and (iii) other documents and responses to Buyer’s due diligence requests with respect to the Business during the period from the date hereof until the Closing Date.

11.2	Satisfaction of Conditions; Obtaining Approvals; HSR Matters. As soon as practicable following the date hereof (and in all events, no later than five (5) business days following the date hereof), each of Buyer and Seller shall file all requisite documents and notifications required under the HSR Act, it being understood that the parties shall not request early termination of the applicable waiting periods specified thereby. All filing fees required by the HSR Act shall be paid by Buyer, it being understood that Buyer and Seller shall each pay one-half of the costs of any economic/econometric analysis obtained by the parties in connection with obtaining approval of the transactions contemplated herein under the HSR Act. Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to (i) satisfy the conditions precedent to the obligations of any of the parties hereto, (ii) obtain all necessary waivers, consents and approvals required in connection with the transactions contemplated hereby, and (iii) effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act). In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, Buyer agrees to take all commercially reasonable actions and to enter into all commercially reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further commercially reasonable action in connection therewith as may be reasonably necessary; provided, however, that nothing contained herein shall require any of Buyer, Seller or their respective Affiliates to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Buyer, Seller and their respective Affiliates or conduct their business in a specified manner, as a condition to obtaining any approval from any governmental authority under any law or for any other reason.

11.3	Trade Name Protection. Seller specifically and exclusively retains, and Buyer acknowledges that it shall not acquire, any right, title or interest in or to the trade names “ConAgra”, “ConAgra Foods Packaged Foods Company, Inc.” and “ConAgra Foods, Inc.”, any derivations thereof, or any logos or trademarks related thereto or any other name, trademark or logo not included in the Intellectual Property (the “Names”). Buyer agrees that promptly after the Effective Time it shall discontinue the use of any stationery, letterhead, preprinted forms, advertising or other media that references or uses the Names; provided, however, that Buyer shall have the right to sell the finished goods and to use the packaging materials for the sale of finished goods for which such packaging materials have historically been used, until the earlier of six (6) months after the Closing Date or the date that all of the Inventory has been sold or used. Within fifteen (15) days after Closing, Buyer agrees that it shall remove all references to the Names from any websites used by the Business. Buyer further agrees that as soon as practicable, but in all events within thirty (30) days after Closing, it shall remove all signage which refers to Seller or its Affiliates, and take all such other action as may be necessary to disassociate Seller with the operations of the Business after Closing.

11.4	Insurance Matters. Buyer acknowledges that the Business and Assets are covered by certain insurance policies and insurable risk programs which have been made available by Seller or its Affiliates. As of the Effective Time, such coverages shall no longer apply, Buyer shall have no rights with respect to such coverages, policies or programs, and Buyer will be responsible for implementing its own insurance policies and programs in respect to the Business and the Assets. All such policies and programs, and all rights and claims relating thereto, shall be retained by Seller and its Affiliates.

11.5	No Post-Closing Extension of Contracts. Buyer shall not renew or otherwise extend, or permit the renewal or extension of, the existing term of, or create any new or additional obligations under, any of the Contracts after Closing, except to the extent that neither Seller nor any of its Affiliates shall have any potential liability or responsibility thereunder with respect to (i) any claims, liabilities or obligations relating to such renewal or extension term or period, or (ii) such new or additional obligation.

11.6	Guarantees. Buyer shall use commercially reasonable efforts to cause Buyer to be substituted in all respects for Seller and its Affiliates, and Seller and their Affiliates released, effective as of the Closing or as soon as possible thereafter, in respect of all obligations of Seller and their Affiliates under each of the guarantees, indemnities, bonding arrangements, letters of credit and letters of comfort given by Seller or its Affiliates for the benefit of the Business (the “Guarantees”), that are specifically identified on Exhibit 11.6 hereto. If any such release cannot be obtained, Buyer shall indemnify and hold Seller and Seller’s Affiliates harmless from and against any liability and obligation relating to the Guarantee not released.

11.7	Privacy Policy. Following the Closing, Buyer shall abide by the policies set forth in Exhibit 11.7 with respect to the user information and data referred to in Section 2.9.

11.8	Record Retention. All books and records related to the Business (collectively, the “Records”) shall be retained, whether by Buyer or Seller, as applicable, for seven (7) years after the date such document was created (the “Retention Term”). During the Retention Term, the party in possession of such Records shall allow the other party and its representatives access to inspect or copy the Records (at such inspecting party’s cost) upon reasonable advance written notice and during normal business hours. In the event a party in possession of any Records intends to destroy any such Records at the end of the Retention Term, such party shall first notify the other party, at which time such second party shall have the right to remove the Records at its own cost.

11.9	Business Information; Cooperation in Litigation. Buyer and Seller shall reasonably cooperate with and provide to one another any such records and information as may be reasonably required after Closing for purposes of finalizing either party’s accounting and Tax records of, and resolving or responding to any audits, investigations, disclosures or other government inquiries relating to the

Business. Such information shall be furnished to the requesting party without charge, except that the requesting party will reimburse the other party for any out-of-pocket copy costs. Further, the parties shall reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any dispute or litigation or other proceeding, including without limitation the Retained Known Liabilities, arising from their respective operation of the Business and involving one or more third parties, including but not limited to affording reasonable access to employees and access to, and information regarding, amounts in dispute, information regarding former employees of the Business, and documentation created in the running of the Business relating to such dispute or litigation.

11.10	Receivables. Buyer will promptly forward to Seller any payments Buyer receives on Business related receivables which exist as of the Effective Time, payments Buyer receives on any receivables which relate to businesses of Seller other than the Business, and any other payments Buyer receives to which Seller is otherwise entitled. Seller will promptly forward to Buyer any payments on Business related receivables that Seller might receive to the extent such receivables arose out of Buyer’s operation of the Business following the Effective Time.

11.11	Environmental Covenant Not to Sue. Subject to Buyer’s indemnification rights in respect of (i) breaches of Section 9.15 hereof and (ii) the Retained Known Liabilities, Buyer hereby forever waives, releases and covenants not to bring or aid, except to the extent required by applicable law, and shall indemnify and hold Seller and Seller’s Affiliates harmless from and against, any investigation, inquiry, claim, action, demand, litigation, suit, arbitration, proceeding or prosecution, whether known, unknown, actual or contingent, accrued or unaccrued, against Seller or its Affiliates (or their respective affiliated predecessors), which arises from or relates to the operation or violation of any applicable environmental law or regulation, whether now existing or later enacted, in respect to the Assets, the Contracts, the Owned Real Estate, the Facilities or to the operation of the Business. Nothing herein, however, shall constitute a waiver of any right of Buyer to seek recovery from any unaffiliated predecessor of Seller or its Affiliates or from any third party insurance carrier, so long as Seller and its Affiliates will have no potential liability to such predecessor or insurance carrier (unless Buyer agrees to indemnify Seller and its Affiliates therefor).

11.12	Use Restriction. From Closing through November 23, 2008, neither Buyer nor any of its Affiliates will, within North America or Central America (including Puerto Rico and the Caribbean region), without the prior written consent of Seller, (i) use, license or otherwise allow any third party to use (to the extent Buyer has rights to limit such use) the name “Butterball,” or any derivation thereof, as a trademark, service mark, trade name or domain name in connection with any Restricted Activity, or (ii) use, license or convey any rights to a third party to any trade dress or copyright associated with products marketed under such name or mark in connection with any Restricted Activity. If Buyer fails to keep or perform every covenant of this Section 11.12, Seller shall be entitled to specifically enforce the same by injunction in equity in addition to any other remedies which Seller may have. If any portion of this Section 11.12 shall be invalid or unenforceable, such invalidity or unenforceability shall in no way be deemed or construed to affect in any way the enforceability of any other provision of this Section 11.12. If any court in which Seller seeks to have the provisions of this Section 11.12 enforced determines that the activities, time or geographic area hereinabove specified are too broad, such court may determine a reasonable activity, time or geographic area and shall enforce this Section 11.12 for such activity, time and geographic area.

11.13	Tax Benefits. Seller shall cooperate as reasonably requested with Buyer to obtain state and local governmental consents or agreements to extend to Buyer the benefits of Seller’s tax abatements and credits related to the Business, and Seller hereby agrees that any recapture of such tax benefits for pre-Closing periods or for which Seller is liable are Seller’s sole responsibility for which Seller shall hold Buyer harmless. Notwithstanding the above, the extension of such benefits shall not be a condition to the Closing of the transaction contemplated in this Agreement.

11.14	Notification. Prior to Closing, Buyer shall promptly inform Seller in writing when it becomes aware of any material breach of any representation or warranty of Seller contained in this Agreement.

11.15	Registration of Buyer Common Stock.

11.15.1	No later than the Closing Date, Buyer shall file with the SEC an “automatic shelf registration statement,” as such term is defined under Rule 405 promulgated under the Securities Act, on Form S-3 (the “Shelf Registration Statement”), that shall include a prospectus (together with any amendments or supplements thereto, the “Prospectus”) registering the public resale of the shares of Buyer Common Stock (the “Registrable Shares”) issued under this Agreement from time to time from and after the Closing Date. “Registrable Shares” shall also include securities of the Buyer issued or issuable with respect to any such shares by way of a dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

11.15.2	Buyer shall use reasonable best efforts to cause the Shelf Registration Statement to remain effective and available for resale of the Registrable Shares and to file with the SEC such amendments and supplements (including filing any post-effective amendments or prospectus supplements thereto) as may be necessary to keep the Prospectus current and in compliance, in all material respects, with the Securities Act and the rules and regulations of the SEC promulgated thereunder or as Seller may reasonably request (such as to include Seller’s plan of distribution with respect thereto) until the earliest of (i) the expiration of the 12 month period following the Closing Date, (ii) the sale of all the Registrable Shares or (iii) the availability of Rule 144(k) of the Securities Act to sell all of the Registrable Shares (the “Registration Period”).

Buyer shall take all actions necessary to permit the resale by the Seller of any Registrable Shares under the blue sky laws of such states as the Seller may reasonably request, except that Buyer shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not, but for the requirements of this Section, be obligated to be so qualified, subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

All fees and expenses incurred by Buyer in performance of or in compliance with this Section shall be borne by Buyer. Such fees and expenses shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of compliance with federal securities or blue sky laws), (ii) printing expenses, (iii) fees and disbursements of counsel for Buyer, and (iv) fees and disbursements of Buyer’s independent certified public accountants. In addition, Buyer shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the fees and expenses incurred in connection with the listing of the Registrable Shares on the NYSE. For the avoidance of doubt, (i) Seller shall pay all of its selling expenses, discounts, concessions and commissions with respect to the Registrable Securities, together with the fees and expenses of Seller’s own counsel, accountants, other experts, officers and employees in connection with such sale, and (ii) nothing herein shall require Buyer to participate in any underwritten offering of the Registrable Shares, or sign any agreements, make any representations, or incur any expenses with respect to any underwritten offering.

11.15.3	Seller covenants and agrees that it will cooperate with Buyer in connection with the preparation of the Shelf Registration Statement and any prospectus supplement prior to and after the Closing Date for so long as Buyer is obligated to maintain the effectiveness of the Shelf Registration Statement, and will provide to Buyer, in writing, for use in a prospectus supplement or in an amendment to the Shelf Registration Statement, information regarding Seller, the plan of distribution for the Registrable Shares and such other information as Buyer may reasonably request to prepare prospectus supplements or amendments to the Shelf Registration Statement and to maintain the effectiveness thereof.

11.15.4	Notwithstanding anything to the contrary in this Section 11.15, Buyer may suspend the availability of the Shelf Registration Statement and any resales of Registrable Shares thereunder (each such period, a “Suspension Period”) (x) upon the issuance by the SEC of a stop order suspending the effectiveness of the Shelf Registration Statement, the initiation of proceedings with respect to the Shelf Registration Statement under Section 8(d) or 8(e) of the Securities Act or the initiation of an SEC review of the Company’s filings under the Exchange Act, (y) if an event (a “Material Event”) occurs and is continuing as a result of which the Shelf Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein would, in Buyer’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (z) the occurrence or existence of any pending corporate development that, in the reasonable discretion of Buyer, makes it necessary to suspend the availability of the Shelf Registration Statement and any resales of Registrable Shares thereunder, provided Buyer shall not have the right to suspend the Shelf Registration Statement pursuant to clause (y) or (z) during the 10 business day period after the Closing Date. Upon the occurrence of any such event, Buyer shall notify Seller that the availability of the Shelf Registration Statement is suspended and, upon receipt of any such notice by Seller, Seller agrees not to sell any Registrable Shares pursuant to the Shelf Registration Statement until Seller is advised in writing by Buyer that the Shelf Registration Statement may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in the Shelf Registration Statement. Buyer will use reasonable best efforts to ensure that the use of the Shelf Registration Statement may be resumed (A) in the case of clause (x) above, as promptly as is practicable, (B) in the case of clause (y) above, as soon as, in the reasonable judgment of Buyer, public disclosure of such Material Event would not be prejudicial to or contrary to the interests of Buyer or, if necessary to avoid unreasonable burden or expense, as soon as practicable thereafter and (C) in the case of clause (z) above, as soon as in the reasonable discretion of Buyer, such suspension is no longer appropriate. For the avoidance of doubt (and without prejudice to the proviso contained in the first sentence of this Section 11.15.4), nothing in this Section 11.15 shall impose any obligation on Buyer to engage in any discussions regarding a potential corporate development or to cease or complete any such discussion within any time period or otherwise. Buyer shall be entitled to exercise its right under this Section 11.15.4 to suspend the availability of the Shelf Registration Statement or any Prospectus provided that the duration of the Registration Period shall be extended by the aggregate duration of all Suspension Periods. Buyer shall not be required to specify in any written notice the nature of the event giving rise to the Suspension Period, and Seller hereby agrees to hold such notice and any communications in response thereto in confidence.

11.16	Listing of Shares of Buyer Common Stock. Buyer shall use its reasonable best efforts to cause the shares of Buyer Common Stock to be issued pursuant to this Agreement to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, as of the Closing Date.

11.17	Restrictions On Resale Of Buyer Common Stock. The Buyer Common Stock delivered by Buyer hereunder will be transferable by Seller only pursuant to (a) public offerings registered under the Securities Act and any applicable state securities law or (b) an available exemption under the Securities Act and any applicable state securities law. The transfer agent for the Buyer Common Stock will be instructed to block any transfers of Buyer Common Stock that are not in compliance with these provisions. The certificate representing the shares of Buyer Common Stock delivered hereunder shall be imprinted with a legend in substantially the following form:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO THE REGISTRATION PROVISIONS OF SUCH ACTS OR AN EXEMPTION THEREFROM.”

It is understood and agreed that the legend set forth above shall be removed by delivery of substitute certificates without such legend if Seller shall have delivered to Buyer an opinion of counsel reasonably satisfactory to Buyer to the effect that such legend is not required for purposes of the Securities Act.

11.18	Indemnification.

11.18.1	The Buyer agrees to indemnify and hold harmless the Seller, and its officers, employees and agents and each person who controls the

Seller within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement as originally filed or in any amendment thereof, or in any preliminary Prospectus or the Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Buyer will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information furnished to the Buyer by the Seller or the Seller’s representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Buyer may otherwise have including liability for indemnification under Section 16.2.

11.18.2	The Seller agrees to indemnify and hold harmless the Buyer and its directors and officers who sign such Registration Statement and each person who controls the Buyer within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Buyer to the Seller, but only with reference to information relating to the Seller furnished to the Buyer by the Seller or Seller’s representatives specifically for inclusion in a Registration Statement. This indemnity agreement will be in addition to any liability which the Seller may otherwise have including liability for indemnification under Section 16.1.

11.18.3	The indemnification procedures set forth in Section 16.3 shall also apply to the indemnifications provided for in this Section.

12. Conditions to Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated herein shall be subject to the satisfaction or waiver by the parties hereto on or prior to the Closing Date of the following conditions:

12.1	HSR Act. The waiting period (and any extension thereof) under the HSR Act and any other applicable antitrust laws shall have expired or been terminated.

12.2	No Injunction. No governmental authority having jurisdiction over Seller or Buyer shall have enacted, issued, promulgated, enforced or entered any law, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting consummation of the transactions contemplated herein.

13. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction or waiver by Buyer, at or prior to the Closing Date, of all of the following conditions:

13.1	Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, except for such inaccuracies (without giving effect to any limitations as to materiality set forth in such representations and warranties) that, individually or in the aggregate, would not have a material adverse effect on (a) the business, financial condition or results of operations, in each case, of the Business taken as a whole, or (b) Seller’s ability to consummate the transactions contemplated by this Agreement.

13.2	Performance of Agreements. Seller shall have performed all material obligations and complied, in all material respects, with all covenants and conditions contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

13.3	Certificate. At the Closing, Seller shall have delivered to Buyer an officer’s certificate, dated as of the Closing Date, stating that Seller has fulfilled the obligations set forth in Sections 13.1 and 13.2.

13.4	No Material Adverse Change. Since the date of this Agreement, no Material Adverse Change shall have occurred and be continuing on and as of the Effective Time. For purposes of this Agreement, “Material Adverse Change” shall mean any event, change, circumstance, effect or state of facts that has, or is reasonably likely in the future to have, a materially adverse effect on (a) the business, assets (including intangible assets), results of operations or liabilities of the Business, taken as a whole, or (b) the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed to be a “Material Adverse Change” or shall be taken into account in determining whether there has been a “Material Adverse Change”:

(a)	any change attributable to general conditions affecting the United States economy nationally or regionally (including, without limitation, prevailing interest rates, commodity markets and energy costs);

(b)	any change to conditions (whether economic, legal, regulatory, financial, political or otherwise) affecting the industries or markets in which the Business operates in general;

(c)	any change attributable to climatic or weather conditions in any markets in which the Business operates;

(d)	any change relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement or pendency thereof;

(e)	the impact of fees and expenses, severance and other benefit or compensation costs paid or to be paid by Buyer or Seller pursuant to this Agreement in connection with the transactions contemplated in this Agreement;

(f)	the impact of any action taken by, or any action of, Seller with the prior written consent of Buyer;

(g)	any strike, dispute, slow down or work stoppage at any Facility;

(h)	the loss of existing customers or employees or a reduction in business by, or revenue from, existing customers;

(i)	any failure to obtain the Swift Consent or the Pilgrim’s Consent;

(j)	any outbreak of terrorist activities, hostilities or war; and

(k)	any failure by the Business to meet any internal projections, expectations or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement as a result of any one or more of the events described in items (a)-(j) above.

13.5	Required Consents and Permits. Either (a) those Contracts and Permits that are specifically listed on Exhibit 13.5 (the “Material Closing Documents”) shall have been validly transferred or assigned to, or otherwise obtained by, Buyer and shall be in full force and effect and shall not be the subject of any material conditions (other than conditions applicable thereto as of the date hereof), or (b) to the extent any Material Closing Document has not been so transferred, assigned or obtained, (i) Buyer shall have received reasonable assurance from the relevant third party that Buyer will receive such transfer or assignment of, or otherwise obtain, such Material Closing Document in due course and not subject to any material conditions (other than conditions applicable thereto as of the date hereof), and (ii) the failure to complete such transfer or assignment of, or otherwise obtain, such Material Closing Document at or prior to the Closing Date shall not prevent Buyer from operating the Business on the Closing Date in a manner consistent with Seller’s past practices.

13.6	No Additional Liabilities. If, between the date of this Agreement and the Closing Date, Buyer notifies Seller of any facts or circumstances not contemplated in the Disclosure Schedule that would constitute a breach of any representation or warranty of Seller contained in this Agreement, which facts or circumstances would constitute (or would reasonably be likely to constitute) an actual or contingent liability for Buyer or the Business after Closing, then in each instance Seller shall have agreed that any such liability shall be added, as of Closing, to the Retained Known Liabilities. Notwithstanding the foregoing, this Section 13.6 shall not apply to any liability (i) to the extent that Buyer is responsible therefor pursuant to Section 16.4.3 hereof, or (ii) that is assumed by Buyer or its designee(s) pursuant to subparts (i), (ii), (iii), (iv), (v) or (vii) of Section 5.1 hereof. Immediately prior to Closing, the parties shall prepare an updated Exhibit 4(a) to include any additional liabilities which Seller has agreed to add to the Retained Known Liabilities.

14. Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated herein is subject to the satisfaction or waiver by Seller, at or prior to the Closing Date, of all of the following conditions:

14.1	Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, except for such inaccuracies (without giving effect to any limitations as to materiality set forth in such representations and warranties) that, individually or in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

14.2	Performance of Agreements. Buyer shall have performed all material obligations and complied, in all material respects, with all covenants contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

14.3	Certificate. At the Closing, Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, stating that Buyer has fulfilled the obligations set forth in Sections 14.1 and 14.2.

14.4	Effectiveness of Shelf Registration Statement; Listing of Registrable Shares. The Shelf Registration Statement shall be effective under the Securities Act so as to permit Seller to effect public resales of the Registrable Shares from time to time from and after the Closing Date, and the Registrable Shares shall have approved for listing on the NYSE upon official notice of issuance.

15.	Termination.

15.1	Events of Termination. This Agreement and the transactions contemplated hereby may be terminated on or before the Closing Date as follows:

15.1.1	Mutual Agreement. By mutual written agreement of Seller and Buyer.

15.1.2	Seller Breach. By Buyer if Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, if Buyer has notified Seller of the breach and the breach has continued without cure for a period of thirty (30) calendar days after the notice of breach; provided that this termination right shall not be available with respect to breaches of representations and warranties unless the individual or aggregate impact of all inaccuracies of such representations and warranties would have a material adverse effect on the Business, taken as a whole, or the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

15.1.3	Buyer Breach. By Seller if Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, if Seller has notified Buyer of the breach and the breach has continued without cure for a period of thirty (30) calendar days after the notice of breach, provided that this termination right shall not be available with respect to breaches of representations and warranties unless the individual or aggregate impact of all inaccuracies of such representations and warranties would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

15.1.4	Court Order. By Buyer or Seller if any court of competent jurisdiction shall have issued an order, decree or ruling restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order shall have become final and non-appealable.

15.1.5	Conditions to Close. By Buyer or Seller if any condition precedent to its obligation to close has not occurred as of the Closing Date, unless the party seeking to terminate has failed to observe any covenant, agreement or condition precedent to be observed or performed by such party on or before the Closing Date.

15.1.6	Failure to Close. At any time after the date that is 180 days after the date of this Agreement (unless the parties otherwise mutually agree in writing), by either Buyer or Seller if the Closing has not occurred for any reason other than a breach of this Agreement by the terminating party.

15.2	Procedure or Effect of Termination. In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Section 15, the terminating party shall forthwith give written notice thereof to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is so terminated, then neither party, nor any of its directors, officers or Affiliates, shall have any liability or further obligation to the other party, or any of its directors, officers or Affiliates, pursuant to this Agreement, other than pursuant to the provisions of this Section 15.2, and Sections 11.2, 18, 20.5, 20.6, 20.7 and 20.16 and under the Confidentiality Agreement (each of which shall survive such termination); provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement.

16.	Indemnity.

16.1	Indemnification of Buyer by Seller. Seller shall indemnify and hold Buyer and its Affiliates harmless against and in respect of any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys’ fees and other legal costs and expenses (hereinafter referred to collectively as “Losses”), that Buyer or any of its Affiliates may at any time suffer or incur, or become subject to, as a result of or in connection with:

16.1.1	Retained Payables;

16.1.2	Retained Taxes;

16.1.3	Retained Employee Liabilities;

16.1.4	Retained Known Liabilities;

16.1.5	Retained Accrued Expenses;

16.1.6	Pre-Closing Contingent Liabilities (other than the Assumed Liabilities); and

16.1.7	Any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Seller under this Agreement, or any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer hereunder.

Notwithstanding the foregoing provisions of this Section 16.1, and subject to Buyer’s indemnification rights in respect of (i) breaches of Section 9.15 hereof and (ii) the Retained Known Liabilities, Seller shall have no indemnity or any other obligation under this Agreement or otherwise for any liability or obligation resulting from or arising in connection with any environmental related matter or condition of any nature affecting or involving the Business, the Facilities, the Owned Real Estate, the Contracts or the Assets including, without limitation, any liability or obligation resulting from or arising in connection with any actual, potential or threatened violation of any applicable Environmental Law and/or Environmental Permit relating to the Business, the Facilities, the Owned Real Estate, the Contracts and/or the Assets and all such liabilities and obligations shall be assumed hereunder by Buyer (the “Assumed Environmental Liabilities”).

16.2	Indemnification of Seller by Buyer. Buyer shall indemnify and hold Seller and its Affiliates harmless against and in respect of any and all Losses that Seller or any of its Affiliates may at any time suffer or incur, or become subject to, as a result of or in connection with:

16.2.1	The Assumed Liabilities;

16.2.2	Any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement, or any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Seller hereunder; and

16.2.3	Claims by third parties (including governmental authorities) relating to the operation and ownership by Buyer of the Assets and the conduct of the Business from and after the Effective Time.

16.3	Indemnification Procedures.

(a)	For the purposes of this Section 16, the term “Indemnitee” shall refer to the Person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 16.1 or 16.2, as the case may be; and the term “Indemnitor’ shall refer to the Person having the obligation to indemnify pursuant to such provisions.

(b)	An Indemnitee shall give written notice (a “Notice of Claim”) to the Indemnitor promptly after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereinafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent such failure materially prejudiced such Indemnitor’s ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim and the amount of the Losses, if known, and refer to the provisions of this Agreement in respect to which such right of indemnification is claimed or arises.

(c)	The obligations and liabilities of an Indemnitor under this Section 16 with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Section 16 (“Third Party Claims”) shall be governed by and contingent upon the additional terms and conditions set forth in this Section 16.3(c). The Indemnitor shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnitee) if it gives reasonable notice of its intention to do so to the Indemnitee and provided that the Indemnitor acknowledges in writing to the Indemnitee that such Third Party Claim is covered by the indemnity provisions of this Section 16. Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume and control the defense of a Third Party Claim if the Indemnitor is also a party to the claim, and the Indemnitee reasonably determines in good faith that joint representation would be inappropriate under the circumstances. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor and the Indemnitee may participate by its own counsel and at its own expense in defense of such Third Party Claim. Similarly, in the event the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee and the Indemnitor may participate by its own counsel and at its own expense in the defense of such third party action. No Third Party Claim may be compromised or settled by the Indemnitor without the written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of law or applicable regulations by the Indemnitee, and no effect on any other claims that may be raised by the Indemnitee, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor. Similarly, no Third Party Claim may be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

(d)	A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by notice by the Indemnitee to the Indemnitor as provided in subsection (b) above.

16.4	Limitations.

16.4.1	Cap. The maximum aggregate liability of Seller for indemnification obligations under Section 16.1.7 of this Agreement shall in no event exceed $166,750,000.

16.4.2	Basket. Except as set forth in Section 16.4.3, Buyer shall not be entitled to indemnification under Section 16.1.6 or Section 16.1.7 of this Agreement unless and only to the extent that the amount of all Losses suffered or incurred by Buyer (excluding any Losses suffered or incurred by, or the responsibility of, Buyer pursuant to Section 16.4.3 below) exceeds $23,000,000 in the aggregate for all claims for which indemnity is sought under such Sections; provided, however, that this Section shall not apply to any breach of Section 9.5 (with respect to the Owned Real Property) or Section 9.6 if and to the extent that the facts and circumstances giving rise to such breach are identified by Buyer, and written notice thereof is given to Seller, between the date of this Agreement and the Closing Date.

16.4.3	Continuing Environmental Diligence Limits. Notwithstanding Section 16.4.2 hereof, in the event Buyer seeks indemnity for any breach of Section 9.15 related to any DSD Facility, farm, warehouse or other transferred property for which a Phase I assessment is not identified on Section 9.15 of the Disclosure Schedule in respect of facts or circumstances that are not specifically addressed in the Disclosure Schedule, liability for all Losses that Buyer or any of its Affiliates may suffer or incur, or become subject to, as a result of or in connection with such breach shall be apportioned as follows: (i) Seller accepts full responsibility for the first $500,000 of such Losses; (ii) Buyer accepts full responsibility for the second $500,000 of such Losses; (iii) Buyer and Seller shall share equally the responsibility for the next $5,000,000 of such Losses; and (iv) Seller accepts full responsibility for all amounts in excess of $6,000,000.

16.4.4	Sole Remedy. Except in the case of fraud under applicable state statutory and common law, and except as provided in Sections 7.1, 8.11, 11.18 and Section 19 hereof, each party agrees that its sole remedy in respect to this Agreement and the transactions contemplated hereunder, including in respect to any breach or alleged breach of warranty, representation or covenant, shall be limited to indemnification pursuant to this Section 16.

16.4.5	Net Recovery. The amount to which an Indemnitee may become entitled hereunder shall be net of any recovery (whether by way of payment, discount, credit, set-off, or counter-claim) received from a third party (including any insurer) in respect of such claim. Any such recovery shall promptly be repaid by the Indemnitee to the Indemnitor, less all reasonable costs, charges and expenses incurred by the Indemnitee in obtaining such recovery from the third party.

16.4.6	Mitigation. The Indemnitee will use commercially reasonable efforts to mitigate the losses, costs, expenses and damages to which it may become entitled to indemnification hereunder.

16.4.7	Limitation of Damages. Seller shall be responsible only for direct damages, and for consequential damages that relate to product recalls resulting from pathogenic, parasitic, allergenic, chemical or radiological contamination or adulteration. Seller shall in no event be liable for other consequential damages, or for incidental, indirect, special, punitive, exemplary or similar damages or losses.

16.4.8	Time Limitations. (a) Seller has no obligation to indemnify Buyer under Section 16.1.7 hereof unless a written indemnification claim is furnished by Buyer to Seller within the following time periods:

(i)	The applicable statute of limitations (including all extensions thereof in the case of Taxes) with respect to any matter underlying any claims arising under Sections 9.1, 9.2, 9.5, 9.10 and the first two sentences of Section 9.11; or

(ii)	Eighteen (18) months after Closing for all other matters.

(b)	Seller has no obligation to indemnify Buyer under Section 16.1.6 hereof unless a written indemnification claim is furnished by Buyer to Seller within two (2) years after Closing. For the avoidance of doubt, it is the intention of the parties that Buyer shall not be precluded from asserting a claim to indemnification under Section 16.1.6 hereof because the matters underlying the claim are also the subject of a representation or warranty with respect to which Buyer may be entitled to indemnification under Section 16.1.7 hereof.

17. Prorations. All utility accounts at the Facilities shall be read as of the Effective Time, and Seller shall be responsible for all utility charges prior to such reading and Buyer shall be responsible for all utility charges primarily related to the Business thereafter. All rent and other charges due under the Contracts shall be prorated between Seller and Buyer as of the Effective Time. Except with respect to real and personal property Taxes subject to Tax abatement or incentive arrangements which are allocated in accordance with the following sentence, real and personal property Taxes, assessments and similar items, if any, due with respect to the Assets shall be prorated as of the Effective Time, and all such Taxes, assessments and similar items allocable to any period prior to the Effective Time shall be paid by Seller, and all such Taxes, assessments and similar items allocable to any period subsequent to the Effective Time shall be paid by Buyer. With respect to real and personal property Taxes which are subject to Tax abatement or incentive arrangements, the portion of such Taxes that shall be allocable to the period ending as of the Effective Time shall be computed as if such period ended and the books of the Business were closed each as of the Effective Time; provided, however, the foregoing shall not relieve Seller of any liability or responsibility under Section 11.13 and shall not apply if and to the extent the result would be to allocate to the period after the Effective Time more than a pro rata portion of the amount of any such Tax determined as if there were no abatement or incentive for any portion of the actual Tax period. Notwithstanding any other provision of this Agreement, (i) if Seller pays any amount allocated to Buyer under this Section 17 Buyer will reimburse Seller upon demand for the amount paid to the extent it is not reflected as an asset on the final Statement of Net Working Capital; and (ii) if Buyer pays any amount allocated to Seller under this Section 17 Seller will reimburse Buyer upon demand for the amount paid to the extent it is not reflected as a liability on the final Statement of Net Working Capital. Notwithstanding the above, there shall be no duplication of adjustments reflected in the final Statement of Net Working Capital.

18. Expenses. Each party hereto shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and other agreements and documents contemplated hereunder and the consummation of the transactions contemplated herein; provided, however, that (a) Buyer and Seller shall each be responsible for one-half of (i) all sales, use, transfer, gross receipts, documentary, stamp, recording, transfer, real estate excise and similar taxes and fees (“Transfer Taxes”) arising or incurred in connection with the transfer of the Assets, (ii) all costs incurred by Seller for the real property surveys and Environmental Site Assessments identified in the Disclosure Schedule and for the real property surveys and environmental reports obtained by Seller at Buyer’s request, including pursuant to Section 11.1.2 hereof, and (iii) the costs incurred by Seller for the title commitments identified in the Disclosure Schedule and for the title commitments obtained by Seller at Buyer’s request, including pursuant to Section 11.1.2 hereof, and (b) Buyer shall be responsible for and pay any additional title examination charges (other than in respect of any title examinations ordered by Seller prior to Closing), closing, escrow or similar fees charged by the respective title companies as well as the premiums for any policies, and all endorsements thereto, issued therefrom. The parties shall cooperate to comply timely with payment, tax returns and similar requirements for the Transfer Taxes, and shall provide such documentation and cooperate in such other actions as may be reasonably necessary to minimize the amount of such Transfer Taxes. The party that makes payment to the taxing or other authority shall provide proof of such payment to the other party promptly after payment.

19. Bulk Sales Compliance. Except as otherwise provided herein, Buyer hereby waives compliance by Seller with the provisions of the bulk sales laws of any state insofar as any such laws may apply to the transactions contemplated herein. Except as otherwise provided herein, Seller hereby agrees to indemnify and hold Buyer harmless from and against and shall on demand reimburse Buyer for any and all Losses suffered by Buyer by reason of Seller’s failure to comply with such bulk sales laws.

20. Miscellaneous. The following miscellaneous provisions shall apply to this Agreement:

20.1	Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally, or by facsimile and confirmed by mail, or mailed by registered, certified or express mail, postage prepaid, or reputable overnight courier, as follows:

To Seller:	ConAgra Foods Packaged Foods Company, Inc. One ConAgra Drive Omaha, NE 68102

Attn: Robert Sharpe, Executive Vice President Legal and External Affairs Fax: (402) 595-4165

with a copy (which shall not constitute notice) to:	McGrath North Mullin & Kratz, PC LLO Suite 3700, First National Tower 1601 Dodge Street Omaha, NE 68102 Attn: Roger W. Wells Fax: (402) 341-0216

To Buyer:	Smithfield Foods, Inc. 499 Park Avenue 6th Floor New York, New York 10022 Attn: Richard J.M. Poulson Fax: (212) 758-8421

with a copy (which shall not constitute notice) to	Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219 Attn: Gary E. Thompson Fax: (804) 788-8218

or at such other address as any party hereto shall have designated by notice in writing to the other parties hereto.

20.2	Waivers. Either party hereto may, by written notice to the other party hereto, (i) extend the time for performance of any of the obligations or other actions of the other party under this Agreement, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any documents delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other party contained in this Agreement, or (iv) waive or modify performance of any of the obligations of the other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any portion of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

20.3	Entire Agreement. This Agreement, together with the agreements and documents referenced herein, and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

20.4	Terms of Sale. BUYER ACKNOWLEDGES THAT EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN SECTION 9 OF THIS AGREEMENT, THE ASSETS ARE BEING SOLD TO BUYER ON AN “AS-IS, WHERE-IS” BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. Without limiting the generality of the foregoing, Buyer agrees that Seller has made no representation or warranty to Buyer with respect to, and shall have no liability for (a) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business, or the future business, operations or affairs of the Business, heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives or Affiliates, or (b) any other information, statement or documents heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the Business, except to the extent and as expressly covered by a representation and warranty made by Seller and contained in Section 9 of this Agreement. Title to and risk of loss with respect to the Assets, the Facilities and the Business shall pass to Buyer at the Effective Time.

20.5	Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

20.6	Consent to Jurisdiction. Seller and Buyer hereby irrevocably submit to the exclusive jurisdiction of any United States federal court sitting in Delaware or Delaware state court with respect to any action or proceeding arising out of or relating to this Agreement, and Seller and Buyer hereby irrevocably agree that all claims in respect to such action or proceeding shall be heard and determined in any such court and irrevocably waive any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

20.7	Waiver of Jury Trial. Seller and Buyer waive any right to a trial by jury in any action or proceeding to enforce or defend any right under this Agreement, any related agreement or any amendment, instrument, document or agreement delivered, or which may in the future be delivered, in connection with this Agreement or any related agreement and agree that any action shall be tried before a court and not before a jury.

20.8	Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

20.9	Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by either party hereto without the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights, including the rights to purchase all or a portion of the Business, and obligations under this Agreement to any affiliates of Buyer without the prior written consent of Seller, but no such assignments shall relieve Buyer of its obligations under this Agreement; and further provided, however, that Seller may assign any or all of its rights under Section 11.12 without Buyer’s prior consent.

20.10	Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

20.11	Exhibits; Disclosure Schedules. All the exhibits and the Disclosure Schedule referred to in this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein.

20.12	Knowledge; Construction. For purposes of this Agreement, the phrases “Seller’s knowledge” or “to the knowledge of Seller,” shall mean the actual knowledge after due inquiry of the persons listed on Exhibit 20.12. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against the party who drafted the document or through its agent who prepared the same, it being agreed that representatives of both parties have participated in the preparation hereof.

20.13	Contract Assignment. If any Contract shall require the consent of any party thereto other than Seller, such Contract shall not be assigned to or assumed by Buyer if an actual or attempted assignment thereof would constitute a breach or default thereunder. Seller and Buyer shall each use commercially reasonable efforts to obtain such consents, to the extent required, of such other parties to any such Contract. If any such consent cannot be obtained, Seller and Buyer will cooperate in any reasonable arrangement designed to obtain for Buyer all benefits and privileges of the applicable Contract while protecting Seller and its Affiliates from continuing liabilities or obligations thereunder.

20.14	Further Assurances. Seller and Buyer agree that they shall at any time, and from time to time after the Closing Date, upon the reasonable request of the other party and without additional consideration, do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, bills of sale, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required in conformity with this Agreement and in furtherance of the transactions contemplated hereunder.

20.15	Publicity; Public Announcements. Buyer and Seller shall consult with each other before the issuance of any press release or the making of any other public statement with respect to this Agreement or the transactions contemplated herein. Neither Buyer nor Seller shall issue any such press release or make any such public statement prior to such consultation or as to which the other party shall reasonably object, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system.

20.16	Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity permitted by this Agreement.

20.17	Counterparts. This Agreement may be executed by original or facsimile signatures in two counterparts, each of which shall be deemed an original and both of which together shall constitute the same agreement, whether or not both parties execute each counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

CONAGRA FOODS PACKAGED FOODS COMPANY, INC., a Delaware corporation		SMITHFIELD FOODS, INC., a Virginia corporation

By:	/s/ Robert F. Sharpe, Jr.	By:	/s/ Richard J.M. Poulson
Name:	Robert F. Sharpe, Jr.		Richard J.M. Poulson
Its:	Authorized Representative		Executive Vice President

GUARANTEE BY CONAGRA FOODS, INC.

By its signature below, ConAgra Foods, Inc. (“ConAgra”) hereby unconditionally and absolutely guarantees to Buyer the full and prompt performance of all obligations of Seller and its Affiliates under this Agreement and the agreements ancillary thereto. ConAgra’s guarantee shall be a primary obligation and Buyer may proceed, with respect to any of the obligations of Seller or its Affiliates under this Agreement and the agreements ancillary thereto, against ConAgra without any proceeding or action against Seller.

CONAGRA FOODS, INC., a Delaware corporation

By:	/s/ Robert F. Sharpe, Jr.
Name:	Robert F. Sharpe, Jr.
Its:	Executive Vice President, Legal & External Affairs

EXHIBITS

Exhibit A	Brands
Exhibit B	Dedicated Leased Locations
Exhibit C	Dedicated Owned Locations
Exhibit D	Quincy Plant
Exhibit E	Shared Locations
Exhibit F	Crated Equipment
Exhibit G	R&D Equipment
Exhibit 2	Permitted Liens
Exhibit 2.1	Owned Real Estate
Exhibit 2.3(a)	Fixed Assets located at a Shared Location
Exhibit 2.3(b)	Fixed Assets located with a Co-Packer
Exhibit 2.5	Transferable Permits
Exhibit 2.7	Trademarks; Intangibles
Exhibit 2.9	Domain Names
Exhibit 2.10	UPC Codes
Exhibit 2.13	Contracts
Exhibit 3	Excluded Assets
Exhibit 3(d)	Production Line Equipment for LunchMakers Products
Exhibit 3(e)(i)	R&D Employees Included as Business Employees
Exhibit 3(e)(ii)	Sales Employees Included as Business Employees
Exhibit 3(h)	Licensed Patents
Exhibit 3(i)	Quincy Assets
Exhibit 4(a)	Retained Known Liabilities
Exhibit 4(b)	Exceptions to Pre-Closing Contingent Liabilities
Exhibit 6.1.2	Assignment and Assumption Agreement
Exhibit 6.1.3	Swift Assignment Agreement
Exhibit 6.1.5	Transition Services Agreement
Exhibit 6.1.7	Ingredients Supply Agreement
Exhibit 6.1.8	Finished Products Supply Agreement
Exhibit 6.1.9	Armour Trademark License Agreement
Exhibit 6.1.10	Healthy Choice Transition License Agreement
Exhibit 6.1.11	Butterball Trademark License Agreement
Exhibit 6.1.12	Armour Transition License Agreement
Exhibit 6.1.13	DSD Supply Agreement
Exhibit 6.1.14	Patent License Agreement
Exhibit 6.1.15	Pilgrim’s Assignment Agreement
Exhibit 6.2.1	Bill of Sale

Exhibit 6.2.2	Deeds
Exhibit 6.2.3	United States Trademark Assignment
Exhibit 6.2.4	Form of Foreign Trademark Assignment
Exhibit 6.2.10	Estoppel Certificates
Exhibit 6.2.11	Delivered Permits
Exhibit 6.2.12	Release of Security Interests
Exhibit 6.2.13	Certificates of Title
Exhibit 6.2.14	Tax Clearance Certificates
Exhibit 6.2.19	Patent Assignment
Exhibit 6.2.26	Seller Non-Competition Agreement
Exhibit 7.1(a)	Applicable Accounting Principles
Exhibit 8.1	Business Employees located at Shared Locations
Exhibit 8.4	Severance
Exhibit 8.12	Retention Agreements
Exhibit 8.14	Retained Employees
Exhibit 9.4	Seller Required Consents
Exhibit 9.7(a)	Financial Information
Exhibit 9.11	Patents
Exhibit 9.13	Material Permits
Exhibit 9.14(b)	Pending Grievances
Exhibit 9.15(a)	Environmental Permits
Exhibit 10.7	Title Commitments and Surveys
Exhibit 11.1.1	Exceptions to Conduct of the Business
Exhibit 11.6	Guarantees
Exhibit 11.7	Privacy Policy
Exhibit 13.5	Material Closing Documents
Exhibit 20.12	Knowledge

DISCLOSURE SCHEDULE

Section 9.3	Effect of Agreement
Section 9.4	No Government Authorization Required; Consents
Section 9.5	Title to Assets; Absence of Liens
Section 9.6	Real Estate
Section 9.7	Financial Information
Section 9.8	Conduct of Business Since May 28, 2006
Section 9.9	Contracts and Other Data
Section 9.10	Tax Matters
Section 9.11	Intellectual Property
Section 9.12	Litigation; Compliance with Laws
Section 9.13	Permits
Section 9.14	Labor Relations
Section 9.15	Environmental Matters

Section 9.16	Benefit Plans
Section 9.17	Sufficiency of Assets
Section 9.18	Customer Relations
Section 9.21	Insurance
Section 9.23	Related Party Transactions